UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________

SCHEDULE 14A INFORMATION
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TRISTATE CAPITAL HOLDINGS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement if other than the registrant)
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TriState Capital Holdings, Inc.
One Oxford Centre
301 Grant Street, Suite 2700
Pittsburgh, Pennsylvania 15219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON May 16, 2019

To the Shareholders of TriState Capital Holdings, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of TriState Capital Holdings, Inc. (“TriState Capital”), will be held on Thursday, May 16, 2019, at 9:00 a.m., Eastern Time, at the offices of TriState Capital, located at One Oxford Centre, 301 Grant Street, Suite 2900, Pittsburgh, PA 15219, for the purpose of considering and voting on the following matters:

1.	The election of three Class III directors;

2.	A non-binding advisory vote on the compensation of TriState Capital’s named executive officers;

3.	A non-binding advisory vote on the frequency of future shareholder advisory votes on executive compensation;

4.	The ratification of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record of TriState Capital at the close of business on April 1, 2019, are entitled to notice of, vote and attend such meeting or any adjournment thereof.

Your vote is important. In order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy as soon as possible in the enclosed envelope (no postage is required for mailing in the United States) or vote by Internet or by telephone as described in the enclosed materials. The proxy materials will be mailed on or about April 9, 2019.

By Order of the Board of Directors,

James F. Bauerle, Secretary

Pittsburgh, Pennsylvania
April 9, 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 16, 2019.

Copies of the documents included in this mailing, including the proxy statement and our Annual Report to Shareholders, are also available at www.tscbank.com/annualmeetingmaterials, by calling us at 412-304-0304 or by sending an e-mail request to investorrelations@tscbank.com.

TRISTATE CAPITAL HOLDINGS, INC.

PROXY STATEMENT - TABLE OF CONTENTS

TRISTATE CAPITAL HOLDINGS, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2019

INTRODUCTION

The board of directors (the “Board”) of TriState Capital Holdings, Inc. (“TriState Capital” or the “Company”) is soliciting proxies so that you can vote at our 2019 Annual Meeting of Shareholders and any adjournments of that meeting (the “Annual Meeting”), which will be held as set forth in the accompanying Notice of Meeting. Even if you currently plan to attend the meeting, we urge you to vote by proxy before the meeting to ensure that your vote will be counted.

MEETING INFORMATION

Voting Procedures and Revocation

If you are a Record Holder. If your shares are registered directly in your name with our stock transfer agent, you are considered the shareholder of record with respect to those shares. The proxy materials are being sent directly to you by the stock transfer agent at our request. There are three ways you can vote by proxy:

•	you may vote over the Internet by going to www.cesvote.com and entering your control number that appears in the proxy materials you receive by mail;

•	you may vote by telephone by calling 1-888-693-8683 and following the recorded instructions (if you vote by telephone, you will also need your control number); or

•	you may vote by filling out the proxy card accompanying the copy of this proxy statement you receive by mail and sending it back in the envelope provided.

The deadline for record holders to vote by telephone or over the Internet is 3:00 a.m., Eastern Time, on May 16, 2019.

If you are a record holder you can revoke your proxy at any time before the vote is taken at the Annual Meeting by submitting to our Secretary written notice of revocation, which you can do at the meeting if you attend or by timely completing and returning a new proxy card as of a later date. Written notices of revocation and other communications about revoking proxies should be addressed to TriState Capital Holdings, Inc., One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219, ATTN: Secretary. If you vote by proxy and then attend the Annual Meeting, you do not need to vote again in person unless you want to change your prior vote. Attending the Annual Meeting will not cancel your proxy unless you vote in person at the Annual Meeting.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions received. If you sign and return your proxy card without giving specific voting instructions, your proxy will be voted in accordance with the Board’s recommendations below. Except for procedural matters incident to the conduct of the Annual Meeting, management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the notice of the Annual Meeting, and management has no information that others will do so. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion.

If Your Shares Are Held in Street Name. If you hold your shares in “street name,” your bank, broker or other nominee is the record holder of your shares and you are considered the “beneficial owner” of the shares. As the beneficial owner you have the right to direct your record holder as to how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. As a result, your bank, broker or other nominee will provide you with these proxy materials together with instructions as to how to direct the bank, broker or other nominee to vote your shares.

If you hold shares in street name, it is important for you to give your bank, broker or other nominee instructions as to how to vote your shares. Banks, brokers and other nominees have discretionary voting power only with respect to routine matters, and failure to provide instructions with respect to any non-routine matter will result in a broker non-vote. Banks, brokers and other nominees only have discretion to vote uninstructed shares with respect to the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 4). As a result, if you do not provide voting instructions, your bank, broker or other nominee will not be able to vote your shares and a broker non-vote will be deemed to have occurred as to your shares regarding the proposals for the election of directors, the non-binding advisory vote on the compensation paid to our named executive officers and the frequency of future non-binding advisory votes on executive compensation.

We urge all shareholders holding stock in street name to give instructions to their bank, broker or other nominee so that their votes are counted.

If your shares are held in street name and after you give voting instructions to your bank, broker or other nominee you wish to revoke those instructions, you will need to follow the procedures established by such bank, broker or other nominee.

Recommendations of the Board

For the reasons set forth in more detail later in this proxy statement, the Board recommends you vote:

1.	FOR the election of E.H. (Gene) Dewhurst, A. William Schenck III and John B. Yasinsky as Class III members of the Board;

2.	FOR the approval of, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;

3.	FOR future non-binding, advisory votes on executive compensation to occur on an annual basis; and

4.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Record Date; Quorum; Required Vote

The securities that can be voted at the Annual Meeting consist of all issued and outstanding shares of common stock, no par value, of TriState Capital (the “common stock”) with each share entitling its owner to one vote on all matters. Only holders of record of our common stock at the close of business on April 1, 2019, (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 161 record holders of common stock and 29,351,833 shares of common stock issued and outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A quorum is the presence at the meeting, in person or by proxy, of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will be counted as present for purposes of determining presence or absence of a quorum. Because there were 29,351,833 shares of our common stock issued and outstanding as of the Record Date, at least 14,675,917 shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.

The votes required for the proposals identified in the Notice of Meeting are as follows:

1.
Election of three Class III directors - a plurality vote, which means the duly nominated candidates receiving the highest number of votes will be elected. You may vote “For” or “Withhold” your vote on Proposal 1.

2.
Approval, on a non-binding advisory basis, of a resolution regarding the compensation of the Company’s named executive officers - a majority of the votes cast at the Annual Meeting. You may vote “For,” “Against” or “Abstain” on Proposal 2.

3.
Advisory vote on the frequency of future non-binding, advisory votes on executive compensation - the option receiving the most votes cast at the Annual Meeting. You may vote for such votes to occur every “one year”, every “two years”, or every “three years” or “Abstain” on Proposal 3.

4.
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 - a majority of the votes cast at the Annual Meeting. You may vote “For,” “Against” or “Abstain” on Proposal 4.

Abstentions and broker non-votes will have no effect on the vote on these proposals.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. The cost of soliciting proxies in the form enclosed herewith will be borne by us. In addition to the solicitation of proxies by mail, Internet and telephone, our directors, officers and other employees may also solicit proxies personally or by telephone, although they will not receive any additional compensation for doing so. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common stock.

This statement is first being mailed to our shareholders on or about April 9, 2019.

PROPOSAL 1
ELECTION OF DIRECTORS

General

Our Bylaws provide that the Board will consist of not less than five nor more than 14 members. The Board currently consists of 13 members, separated into four classes, with each class having as nearly as possible the same number of directors. The terms of the classes are staggered so that one class of directors is elected each year for a term of four years. Approximately one-fourth of the Board is elected by the shareholders at each annual shareholders’ meeting for a term of four years, and the elected directors hold office until their successors are duly elected and qualified or until their earliest of death, resignation or removal.

Director Nominees

Certain information about the nominees for director, each of whom is presently a member of the Board, is set forth below:

Name	Age	Principal Occupation	Board Class	Director Since
E.H. (Gene) Dewhurst	71	Director, Vice President-Finance, and Treasurer of Falcon Seaboard Holdings, Inc. and affiliated companies	III	2006

A. William Schenck III	75	Vice Chairman and Director, TriState Capital and TriState Capital Bank	III	2006

John B. Yasinsky	79	Retired Chairman and Chief Executive Officer of OMNOVA Solutions, Inc.	III	2006

The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the three nominees who receive the greatest number of votes will be elected. Executed proxies received from holders of record of our common stock will be voted “For” the election of such nominees unless marked to the contrary. All of the nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board or the number of directors will be reduced.

You may vote “For” or “Withhold” your vote to elect each nominee for director. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors and therefore will have no effect on the election of directors.

The Board of Directors recommends a Vote “FOR” the election of each of E.H. (Gene) Dewhurst, A. William Schenck III and John B. Yasinsky as Class III Members of the Board.

Our Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers as of December 31, 2018:

Name	Age	Position with TriState Capital Holdings, Inc.	Position with Affiliate	Director Since	Director Until / Class
David L. Bonvenuto	51	Director	Director - TriState Capital Bank	2015	2021 / Class I
Anthony J. Buzzelli	69	Director	Director - TriState Capital Bank	2014	2020 / Class IV
Helen Hanna Casey	69	Director	Director - TriState Capital Bank	2006	2020 / Class IV
David J. Demas	53	Chief Financial Officer	Chief Financial Officer - TriState Capital Bank	N/A	N/A
E.H. (Gene) Dewhurst	71	Director	Director - TriState Capital Bank	2006	2019 / Class III
James J. Dolan	64	Director	Director - TriState Capital Bank; Director - Chartwell Investment Partners, LLC	2006	2021 / Class I
Brian S. Fetterolf	47	Vice President and Director	President, Chief Executive Officer, and Director - TriState Capital Bank; President and Director - Chartwell TSC Securities Corp.	2017	2020 / Class IV
James F. Getz	71	Chairman, President, Chief Executive Officer, and Director	Chairman and Director - TriState Capital Bank; Chairman and Director - Chartwell Investment Partners, LLC; Director - Chartwell TSC Securities Corp.	2006	2022 / Class II
James E. Minnick	70	Director	Director - TriState Capital Bank; Director - Chartwell Investment Partners, LLC	2012	2020 / Class IV
Timothy J. Riddle	63	N/A	Chief Executive Officer and Director - Chartwell Investment Partners, LLC; Director - Chartwell TSC Securities Corp.	N/A	N/A
Kim A. Ruth	64	Director	Director - TriState Capital Bank	2017	2022 / Class II
A. William Schenck III	75	Vice Chairman and Director	Vice Chairman and Director - TriState Capital Bank	2006	2019 / Class III
Richard B. Seidel	77	Director	Director - TriState Capital Bank; Director - Chartwell Investment Partners, LLC	2007	2022 / Class II
Mark L. Sullivan	71	Vice Chairman and Director	Vice Chairman and Director - TriState Capital Bank	2006	2021 / Class I
John B. Yasinsky	79	Director	Director - TriState Capital Bank	2006	2019 / Class III

A brief description of the background of each of our directors and executive officers is set forth below. No director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or executive officer.

Director Biographies

Class III Nominees for Election to a Four-Year Term Expiring at the 2023 Annual Meeting of Shareholders

E.H. (Gene) Dewhurst. Since 1992, Mr. Dewhurst has served as vice president-finance and treasurer, and since 1998 as a director, of the Falcon Seaboard entities, based in Houston, Texas. Falcon Seaboard is a diversified group of affiliated companies with interests in industries including energy production, services, and investments. Mr. Dewhurst has also been actively involved in the banking industry, spending 20 years working as a corporate lender and subsequently serving on the boards of directors of various banks prior to joining the Board and the board of TriState Capital Bank. From 2003 to 2009, he was a director of the United Fuel & Energy Corporation, a publicly-traded distributor of gasoline, diesel and lubricant products that was acquired by Southern Counties Oil Co. in 2009. Mr. Dewhurst is also actively involved in civic and religious organizations. He currently serves as a director on several boards including Biblica, Inc., The Houston Symphony Society, The Houston Symphony Endowment, The David Dewhurst Foundation and the Homewood Property Owners Association, Inc. He is a graduate of the University of Texas, Austin, and the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Dewhurst’s experience in banking and as an investment and corporate financial professional for multiple, diversified entities, including his ability to interpret capital markets, assess financial statements and projections, comprehend capital demand and analyze risk associated with asset allocation, qualify him to continue to serve on the Board and as Chairman of the Risk Committee of the Board.

A. William Schenck III. Mr. Schenck has served as Vice Chairman and director of both TriState Capital and TriState Capital Bank since the inception of the Company. Mr. Schenck’s prior experience includes service as Secretary, Pennsylvania Department of Banking, Chairman and Chief Executive Officer, Fleet Mortgage Group, Vice Chairman, Great Western Financial Corporation, and multiple executive and managerial roles at PNC Bank. Mr. Schenck has also played an active role in numerous civic and economic development enterprises, including the Allegheny Conference on Community Development, the Pennsylvania Economy League, the Pennsylvania Housing Finance Agency and a number of boards and agencies of the Pennsylvania state government. He is a graduate of the University of Virginia. Mr. Schenck’s career in banking, business, community and government service qualify him to continue to serve on the Board.

John B. Yasinsky. Mr. Yasinsky is the retired chairman and chief executive officer of OMNOVA Solutions Inc., Fairlawn, Ohio, a specialty chemicals and building products company. He was previously a director of A. Schulman, Inc. in Akron, Ohio (retired December 2014) and CMS Energy Corp. in Jackson, Michigan (retired May 2015). Prior to joining OMNOVA, he served as the chairman and Chief Executive Officer of GenCorp. in Fairlawn, Ohio, as well as Group President of Westinghouse Electric Company. Mr. Yasinsky is a graduate of Wheeling Jesuit University, the University of Pittsburgh (M.S.) and Carnegie Mellon University (Ph.D.). His business and management experience qualify him to continue to serve on the Board and as Chairman of the Nominating and Corporate Governance Committee of the Board.

Class IV Directors Continuing in Office Until the 2020 Annual Meeting of Shareholders

Anthony J. Buzzelli. Mr. Buzzelli is a former partner with Deloitte & Touche, LLP where he spent 40 years, retiring as Vice Chairman and Regional Managing Partner for the Pacific Southwest region. He was also the National Managing Partner, U.S. Regions, and served on the firm’s Executive Committee and was a member of its board of directors and operating committee. He is currently a member of the Board of Visitors of Penn State Smeal College of Business and a member of the boards of directors of American Automobile Association (AAA), ACE (Southern California AAA) and MedStar Health, Inc. He was previously a board member of the Los Angeles Music Center, L.A. Chamber of Commerce, L.A. Police Foundation, World Affairs Council, and Town Hall Los Angeles, and a member of the board of advisors of the University of California, Los-Angeles School of Public Affairs. In addition, Mr. Buzzelli was Chairman of the Southern California Leadership Network and Trustee and Audit Committee Chairman of the California Science Center. Mr. Buzzelli’s extensive financial, accounting and auditing experience, as well as his longstanding knowledge of and relationships in the Pittsburgh business community, qualify him to continue to serve on the Board and as Chairman of the Audit Committee of the Board.

Helen Hanna Casey. Since 1991 Ms. Casey has served as president and as a director of Hanna Holdings, Inc., a real estate firm headquartered in Pittsburgh, Pennsylvania. She is also a president and Chief Executive Officer of Howard Hanna Real Estate Services, a large residential real estate brokerage company and a subsidiary of Hanna Holdings, Inc. Since 1987, she has served on the board of directors of West Penn Multi-List, Inc., a company that provides real estate listing services. In addition, since 2007, she has served on the board of directors of the Strategic Investment Fund, a private source of financing for real estate projects in the City of Pittsburgh and surrounding regions. She has served as a member of the executive committee of the Allegheny Conference on Community Development and chairwoman of the Greater Pittsburgh Chamber of Commerce. A graduate of Georgian Court University, Ms. Casey holds the professional designations of GRI (Graduate Realtors Institute) and CRB (Certified Residential Broker). Ms. Casey’s real estate industry experience as well as her business and civic leadership roles and experience qualify her to continue to serve on the Board.

Brian S. Fetterolf. Mr. Fetterolf is President and Chief Executive Officer of TriState Capital Bank (2017 to present), Vice President of TriState Capital (2013 to present), President of Chartwell TSC Securities Corp. (2017 to present), and a director of TriState Capital, TriState Capital Bank, and Chartwell TSC Securities Corp. (2017 to present). Mr. Fetterolf has been with TriState Capital since 2009 and has more than 20 years of experience in the financial services industry. He has held numerous other positions with TriState Capital Bank including General Counsel and Chief Risk Officer. He was named President of TriState Capital Bank in 2015 and Chief Executive Officer in 2017. He also has been the President and a Director of Chartwell TSC Securities Corp., the Company's broker/dealer subsidiary that facilitates the wholesale marketing of Chartwell Funds and The Berwyn Funds, since 2017. Prior to becoming President of TriState Capital Bank, Mr. Fetterolf was a Senior Vice President in the Special Situations Advisory Group of Macquarie Capital Advisors, and the head of structuring for Macquarie’s U.S. Commercial Real Estate Finance Group based in Chicago. He also worked with LaSalle Bank/ABN Amro in Chicago and New York as Director of Structured Financial Products in the Commercial Real Estate Debt Capital Markets Group. Prior to his employment within financial services, he practiced as a corporate finance attorney with a Pittsburgh law firm and served as internal counsel with a financial services technology company. Mr. Fetterolf also is the President of Crosshair Ventures, LLC, which is the general partner of Crosshair Ventures, L.P., a family partnership. He also serves as the Chairman of the Pittsburgh Benefit for the Navy SEAL Foundation, and on the Western Pennsylvania Committee for the Bucknell University Annual Fund. He is a graduate of Bucknell University (B.A.), Boston College Law School (J.D.) and the University of Pittsburgh (M.B.A.). Mr. Fetterolf’s financial services industry experience, including his leadership of TriState Capital Bank, as well as his business and civic leadership roles qualify him to continue to serve on the Board.

James E. Minnick. Mr. Minnick is co-chairman and has served as a member of the board of managers of Lovell Minnick Partners LLC, a Philadelphia, Pennsylvania, private equity firm, since 1999. Before forming that firm, Mr. Minnick was President and Chief Executive Officer of Morgan Grenfell Capital Management, an indirect subsidiary of Deutsche Bank, and an officer of SEI Investments and A.G.

Becker Company. A graduate of the University of Denver, Mr. Minnick holds directorships with LSQ LLC, CenterSquare Investment Management, and Lincoln Investment Planning, LLC. Mr. Minnick has served on the Board since August 2012, when he was appointed as the designee of the Lovell Minnick funds, which invested in our preferred stock prior to our initial public offering. Under our agreements with the Lovell Minnick funds, as modified in connection with our initial public offering, we and the Lovell Minnick funds agreed that, for so long as the Lovell Minnick funds collectively held more than 4.9% of our outstanding common stock, when Mr. Minnick’s term as a director ended we would cause one nominee of the Lovell Minnick funds to be nominated for election to the Board. Mr. Minnick was nominated and elected to the Board in 2016 in accordance with those agreements. Mr. Minnick’s career-long activities supporting the growth and development of commercial, financial and charitable enterprises qualify him to continue to serve on the Board.

Class I Directors Continuing in Office Until the 2021 Annual Meeting of Shareholders

David L. Bonvenuto. Mr. Bonvenuto is the President and Chief Executive Officer of Oberg Industries, LLC, a privately-held contract manufacturer specializing in precision metalworking with a focus on the medical device, energy, aerospace/defense and metal packaging end markets. Prior to becoming President and Chief Executive Officer of Oberg Industries, LLC, Mr. Bonvenuto served in various positions at Oberg Industries, LLC, including as Chief Financial Officer and Executive Vice President and General Manager of its Oberg Medical Inc. division. A cum laude graduate of West Virginia University, where he majored in business administration with an emphasis in accounting, Mr. Bonvenuto is a member of the board of directors of Oberg Industries, LLC and a member of the board of directors, and Vice Chairman, of Catalyst Connection. Mr. Bonvenuto’s management, financial, accounting and auditing experience, as well as his longstanding knowledge of and relationships in the Pittsburgh business community, qualify him to continue to serve on the Board.

James J. Dolan. Mr. Dolan is a managing member of Voyager Holdings, LLC, a diversified company that invests in and operates businesses in the technology, financial service, aviation and natural resource industries. He also serves as Chairman and Chief Executive Officer of Gordon Pointe Acquisition Corp., a special purpose acquisition company whose shares are listed on Nasdaq. He also is chairman of Ascent Data, a company he founded in 2009 that provides cloud computing solutions and data center services to middle market companies and legal firms. Mr. Dolan’s prior financial services industry experience includes tenure as a senior officer of Federated Investors, Inc. for 19 years, where he served as President and Chief Executive Officer of Federated Services Company, a provider of shareholder services, marketing, distribution, custody, transfer agency and technology products to regulated companies and investment advisors. Mr. Dolan previously served as Chairman and Chief Executive Officer of Liberty Bank and Trust Company, and he currently serves on the board of directors of PlanMember Services Corp., a large asset management company. Mr. Dolan also currently serves as chairman of The Pittsburgh Vintage Grand Prix Association and chairman of Going to the Sun Rally. He is a graduate of Villanova University and Duquesne University School of Law. Mr. Dolan’s experience as a director and officer of banks and other financial service companies, and his extensive and diverse managerial experience, qualify him to continue to serve on the Board and as Chairman of the Compensation Committee of the Board.

Mark L. Sullivan. Mr. Sullivan has served as the Vice Chairman and Chief Financial Officer of both the Company and TriState Capital Bank from their inception until December 31, 2017. He continues to serve as Vice Chairman and director of both the Company and TriState Capital Bank. Mr. Sullivan is a certified public accountant and was a partner of Ernst & Young and Price Waterhouse for more than 25 years. For those firms, he had client responsibility involving banking and business enterprises such as M&T Bank, Ford Motor, Dow Chemical and H.J. Heinz. A graduate of Providence College and Babson College (M.B.A.), Mr. Sullivan is qualified by reason of his accounting and finance experience, along with his banking experience and relationships within the Pittsburgh community, to continue to serve on the Board.

Class II Directors Continuing in Office Until the 2022 Annual Meeting of Shareholders

James F. Getz. Mr. Getz is the founder of the Company and has served as Chairman, President, Chief Executive Officer and director of the Company since its inception. He also serves as Chairman and director of the Board of TriState Capital Bank and Chartwell Investment Partners, LLC, and as a director of Chartwell TSC Securities Corp. He has held multiple senior positions with Federated Investors, Inc., including as a director of that company and as President of Federated Securities Corporation. He also served as President and director of Federated Bank & Trust Company. A graduate of King’s College (and a prior member of the board of directors of that institution), Mr. Getz holds a master’s degree from Villanova University. Mr. Getz’s extensive business, banking, investment management and public company experience, as well as his long-standing business and banking relationships within our primary markets, qualify him to continue to serve on the Board and as Chairman of the Board.

Kim A. Ruth. Ms. Ruth served as Chairman of the Houston Region of Bank of Texas, a division of BOK Financial Corporation, from September 2014 through November 2015. Prior to that position, Ms. Ruth served for 20 years in different capacities at Bank of America, including five years as its Texas State President and 10 years as its Houston Market President. During her last year at Bank of America she was one of 11 regional managers for Merrill Lynch, Bank of America's wealth management advisory business. Ms. Ruth held commercial banking positions at JPMorgan Chase (formerly Texas Commerce Bank) and State Street Bank prior to moving to Bank of America. A cum laude graduate of Bucknell University, she serves on the board of the Greater Houston Community Foundation and has served on many other nonprofit boards in the Houston, Texas, area, including the United Way of Houston. Ms. Ruth’s experience in banking and wealth management advisory businesses, as well as her management experience, qualify her to continue to serve on the Board.

Richard B. Seidel. From 1997 until 2014 Mr. Seidel served as the Chairman of Girard Partners, Ltd., a registered investment advisory firm. In addition, from March 2009 until 2014 he served as the Chairman of Girard Capital, LLC a registered broker-dealer. He currently serves on the board of directors of Wilmington Funds, a mutual fund affiliate of M&T Bank. Mr. Seidel also serves in an advisory role for Chartwell TSC Securities Corp., for which he receives no compensation. Mr. Seidel’s other financial services industry experience includes development of a proprietary mutual fund for a bank and multiple legal and banking roles with Girard Bank, N.A. He is a graduate of Georgetown University and St. John’s University School of Law. Mr. Seidel’s extensive experience in banking and investment management qualify him to continue to serve on the Board.

Executive Officer Biographies

David J. Demas. Mr. Demas joined the Company as Executive Vice President of Finance in August 2017 and became its Chief Financial Officer on January 1, 2018. Prior to joining the Company, he was with Deloitte & Touche, LLP for 25 years and was, during the last four years a senior partner in the financial services practice of its San Francisco office. Mr. Demas brings more than 25 years of deep financial services industry and leadership experience servicing Deloitte’s largest, most prominent and complex banking, securities, asset management and finance technology clients. Mr. Demas led Deloitte’s West Coast securities practice, working with a number of firms that are currently among the more than 150 members of TriState Capital Bank’s national referral network of financial intermediaries. Mr. Demas is a past member of the board of the Habitat for Humanity Foundation. He is also a past member of the University of Pittsburgh Business School Accounting Board and the Pittsburgh Chapter of the Juvenile Diabetes Research Foundation, where he also served as Vice President of Finance.

Timothy J. Riddle. Mr. Riddle is the Chief Executive Officer of Chartwell Investment Partners, LLC (“Chartwell”) and is responsible for the strategic planning of the firm. He is also a director of Chartwell TSC Securities Corp. Mr. Riddle and the original members of the Chartwell team were former partners at Delaware Investment Advisers (DIA) and Delaware Management Company (DMC). He was employed by Delaware Investment Advisors from 1986 to 1997 and was closely involved in the leveraged buyout of the firm in 1988, the launch of Delaware International Advisers in 1993 and in the sale of Delaware to Lincoln National/Lincoln Financial Group in 1995. From 1978 to 1986, he was employed with Father Flanagan’s Boys’ Home, where he served as Director of Investments. Mr. Riddle became a named executive officer for the Company effective February 2019.

Corporate Governance Overview

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. The Board has adopted Corporate Governance Guidelines that set forth the framework within which the Board, assisted by its committees, directs the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, board evaluation, compensation of directors, management succession and review, board committees and selection of new directors. In addition, the Board has adopted Codes of Business Conduct and Ethics that apply to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Corporate Governance Guidelines and our Codes of Business Conduct and Ethics, are available on our investor relations website at http://investors.tristatecapitalbank.com/govdocs. We expect that any amendments to our Code of Business Conduct and Ethics for Principal Executive and Senior Financial Officers, or any waivers thereto, will be disclosed on our investor relations website, as well as any other means required by Nasdaq rules.

We have adopted a comprehensive and detailed insider trading policy that regulates trading by all employees, including our executive officers and directors. Among other things, executive officers and directors are prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan; provided, however, that our General Counsel may on a case-by-case basis grant an exception to the prohibition against holding these securities in a margin account or pledging our common stock as collateral for a loan (not including margin debt) if the executive officer or director can clearly demonstrate the financial capacity to repay the loan without resort to the pledged common stock.

Director Qualifications. The Nominating and Corporate Governance Committee is responsible for identifying and recommending candidates to the Board as vacancies occur. Director candidates are evaluated using certain established criteria, including the candidate’s character, judgment, diversity, age, skills, including financial literacy, and experience in the context of the needs of our organization and the Board. We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. The Nominating and Corporate Governance Committee will also take into account the candidate’s experience at the policy-making level in business, government or banking, commitment to enhancing shareholder value and time to carry out their duties and to provide insight, including the number of boards each candidate serves on.

We have no formal policy regarding the diversity of the Board. Our Nominating and Corporate Governance Committee and the Board may therefore consider a broad range of factors relating to the qualifications and background of nominees. The Nominating and Corporate Governance Committee’s and the Board’s priority in selecting Board members is the identification of candidates who will further the interests of our shareholders through an established record of professional accomplishment, ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy, including diversity considerations. The Nominating and Corporate Governance Committee implements this goal as part of its nomination process and assesses its implementation both during the nomination process and as part of the committee’s self-assessment process.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in the same manner as it considers candidates recommended by others. Because of this, there is no specific policy regarding shareholder nominations of potential directors, but the Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders, provided that such candidates are nominated in accordance with the applicable provisions of our Bylaws. At present, the Board does not engage any third parties to identify and evaluate potential director candidates.

Director Independence. Under the rules of Nasdaq, independent directors must comprise a majority of the Board. The rules of Nasdaq, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. The Board has evaluated the independence of its members based upon the rules of Nasdaq and the SEC, including as applicable those regarding members of particular committees of the Board on which they serve. Applying these standards, the Board has affirmatively determined that each of our current directors is an independent director, with the exception of James F. Getz, Chairman, Chief Executive Officer and President; A. William Schenck III, Vice Chairman; Mark L. Sullivan, Vice Chairman and Brian S. Fetterolf, Vice President. Messrs. Getz, Schenck, Sullivan, and Fetterolf are also employees of TriState Capital Bank. Mr. Getz is also Chairman and a director of TriState Capital Bank and Chartwell Investment Partners, LLC, and a director of Chartwell TSC Securities Corp. Messrs. Schenck and Sullivan are also each Vice Chairman and director of TriState Capital Bank. Mr. Fetterolf is also President, Chief Executive Officer and a director of TriState Capital Bank, and President and a director of Chartwell TSC Securities Corp.

Board Leadership Structure. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the Board believes that it is in the best interests of our organization to make that determination from time to time based on the position and direction of our organization and the membership of the Board. The Board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of our organization and the banking and investment management industries. The Board views this arrangement as also providing an efficient nexus between our organization and the Board, enabling the Board to obtain information pertaining to operational matters expeditiously and enabling the Chairman to bring areas of concern before the Board in a timely manner.

Because the positions of President, Chief Executive Officer and Chairman are held by the same person, the Board has established a Lead Independent Director position for which one of the members of the Board is elected by the non-employee directors biennially. Mr. Buzzelli currently serves as the Lead Independent Director. The Lead Independent Director coordinates the activities of the other non-employee directors. The Lead Independent Director’s responsibilities include presiding at executive sessions of the Board, and other responsibilities that may be assigned by the non-employee directors.

Board Committees

The Board has established standing committees in connection with the discharge of its responsibilities. These committees consist of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The Board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. Currently, this same committee structure and membership composition is in place at TriState Capital Bank as well.

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, the financial and accounting risks inherent in our business and the control processes with respect to such risks, any fiduciary activities, and the performance of our internal audit function and that of our independent auditors. Among other things, the Audit Committee annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and determines the compensation of our independent auditors; reviews and approves the scope of the annual audit and the financial statements; reviews disclosure controls and procedures, internal control over financial reporting, and internal audit function and corporate policies with respect to financial information; and oversees investigations into complaints concerning financial matters, if any.

The Audit Committee works closely with our management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The members of the Audit Committee are Messrs. Bonvenuto, Buzzelli, Dewhurst and Seidel, each of whom satisfies the applicable independence and other requirements of the SEC and Nasdaq for audit committee members. Mr. Buzzelli is the chairperson of the Audit Committee and serves as our “audit committee financial expert,” as required under the applicable rules of the SEC and Nasdaq.

The Audit Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter of the Audit Committee is available on our investor relations website at http://investors.tristatecapitalbank.com/govdocs.

Compensation Committee. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of executives and directors. Among other things, the Compensation Committee evaluates human resources and compensation strategies; reviews and approves objectives relevant to executive officer compensation; evaluates performance and determines the compensation of our executive officers in accordance with those objectives; reviews and approves any changes to equity-based incentive plans (subject to shareholder approval, where required); recommends to the Board compensation for directors; and evaluates its own performance in relation to the Compensation Committee charter. The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate such power and authority as it deems appropriate, except for any power or authority that must be exercised by the entire Compensation Committee under the rules of the SEC and Nasdaq. The Compensation Committee may also delegate authority to the Chief Executive Officer and/or the Chief Human Resources Officer to administer our compensation and employee benefit plans to the extent permissible under such plans and the rules of the SEC and Nasdaq. From time to time, the Compensation Committee may seek advice from outside experts in the executive compensation field to provide input on both executive and Board compensation issues. In 2018, the Compensation Committee did not use a compensation consultant for any purpose. The Compensation Committee has retained independent legal counsel, McDonald Hopkins, LLC, to provide advice and assistance with respect to the Company’s executive compensation programs, governance practices, and peer group data.

The members of the Compensation Committee are Mses. Casey and Ruth and Messrs. Dolan, Minnick and Yasinsky, each of whom qualifies as (i) an “independent director” as defined under the applicable rules and regulations of the SEC and Nasdaq, including those applicable to compensation committee members, (ii) a “non-employee” director under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and (iii) an “outside” director under Section 162(m) of the Internal Revenue Code (the “Code”). Mr. Dolan is the chairperson of the Compensation Committee.

The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter of the Compensation Committee is available on our investor relations website at http://investors.tristatecapitalbank.com/govdocs.

Compensation committee interlocks and insider participation. None of our independent directors, including those who are members of the Compensation Committee, is or was an officer or employee of TriState Capital or our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for discharging the Board’s responsibilities relating to the corporate governance of our organization. Among other things, the Nominating and Corporate Governance Committee identifies individuals qualified to be directors consistent with the criteria approved by the Board and recommends director nominees to the full board of directors; ensures that the Audit and Compensation Committees have the benefit of qualified “independent directors”; oversees management continuity planning; leads the Board in its annual performance review; and monitors our corporate governance principles and practices.

The members of the Nominating and Corporate Governance Committee are Mses. Casey and Ruth and Messrs. Minnick, Seidel and Yasinsky, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and Nasdaq. Mr. Yasinsky is the chairperson of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has adopted a written charter that among other things specifies the scope of its rights and responsibilities. The charter of the Nominating and Corporate Governance Committee is available on our investor relations website at http://investors.tristatecapitalbank.com/govdocs.

Risk Committee. The Risk Committee is responsible for overseeing our enterprise-wide risk management framework. Among other things, the Risk Committee enhances the Board’s oversight and understanding of enterprise-wide risk management activities and effectiveness and serves as a point of contact between the Board and our management-level committees; monitors and reviews with management our risk tolerance and major risk exposures, including risk concentrations and correlations; and reviews our enterprise risk management framework, including the policies and strategies employed by our management to identify, manage and monitor risks associated with our business objectives.

The members of the Risk Committee are Messrs. Bonvenuto, Buzzelli, Dewhurst and Dolan. Mr. Dewhurst is the chairperson of the Risk Committee.

The Risk Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter of the Risk Committee is available on our investor relations website at http://investors.tristatecapitalbank.com/govdocs.

Board and Committee Meetings

During 2018, the Board held four regular board meetings, with the following number of meetings held by the committees of the Board that existed during 2018: Audit, eight; Compensation, six; Nominating and Corporate Governance, four; and Risk, eight. In 2018 each director participated in at least 75% of the meetings of the Board and the committees of the Board on which the director served. All of our directors and nominees for director are invited to attend the Annual Meeting of Shareholders, and four of our directors attended the 2018 Annual Meeting of Shareholders.

Shareholder Communications with Directors

Shareholders who desire to communicate with the Board or a specific director should send any communication, in writing, to TriState Capital Holdings, Inc., One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219, ATTN: Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. Our Secretary will initially review all communications received. The Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Secretary determines that the communication: does not relate to our business or affairs or the functioning or constitution of the Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through our management and only in accordance with our policies and procedures, as well as applicable laws and regulations relating to the disclosure of information.

Compensation of Directors

We pay our non-employee directors based on the directors’ participation in Board and committee meetings held throughout the year at TriState Capital and TriState Capital Bank. Each of Messrs. Getz, Fetterolf, Schenck and Sullivan are employees of TriState Capital Bank and as such, do not receive any direct remuneration for serving as directors of TriState Capital or our subsidiaries. During 2018, and consistent with historical practice, our non-employee directors each received an annual retainer of $30,000 as compensation for serving as a member of our Board. Further, the chairperson of our Audit Committee receives an annual fee of $12,000, the chairpersons of the Compensation Committee and the Risk Committee each receive an annual fee of $10,000, and the chairperson of the Nominating and Corporate Governance Committee receives an annual fee of $7,000. Both the annual retainer fees and the committee chairperson fees are payable in lump-sum to each non-employee director at the end of the year prior to the provision of Board and committee service. In addition, our non-employee directors received $1,500 for each Board or committee meeting attended in person and $1,000 for each Board or committee meeting attended by telephone.

We also grant equity awards to our non-employee directors on an annual basis as an additional component of the compensation for their services. Historically, we have granted restricted stock and/or stock options to our non-employee directors; however, for fiscal year 2018, we granted only restricted stock awards. On December 19, 2018, in anticipation of their Board service for 2019, each of our non-employee directors received 3,000 shares of restricted stock, each grant scheduled to vest as to 100% of the shares on the third anniversary of the grant date. It is contemplated that non-employee directors will receive similar grants of restricted stock for their service as members of the Board in future years.

The following table sets forth compensation paid, earned or awarded during 2018 to each of our non-employee directors. Our employee directors, including Messrs. Getz, Fetterolf, Schenck and Sullivan, did not receive remuneration for their service as a director of the Company or any of our affiliates and were compensated solely in their capacity as employees (see “Summary Compensation Table” for further detail regarding compensation paid to each of Messrs. Getz and Fetterolf, both named executive officers who also serve as directors).

Name of Non-Employee Director	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (2)(3)(4)	Total ($)
David L. Bonvenuto	$55,000	$59,640	$114,640
Anthony J. Buzzelli	67,000	59,640	126,640
Helen Hanna Casey	52,000	59,640	111,640
E.H. (Gene) Dewhurst	65,000	59,640	124,640
James J. Dolan	67,500	59,640	127,140
James E. Minnick	54,500	59,640	114,140
Kim A. Ruth	52,000	59,640	111,640
Richard B. Seidel	54,500	59,640	114,140
John B. Yasinsky	59,000	59,640	118,640

(1)
The amounts in this column reflect fees paid in cash to each of our non-employee directors during fiscal year 2018, including (a) annual director retainer fees, (b) applicable committee chair fees, and (c) applicable meeting attendance fees. Annual retainer fees and committee chair fees were paid to each of our non-employee directors in December 2018 for services to be performed in connection with 2019 Board and applicable committee chairperson service (an aggregate of $42,000 to Mr. Buzzelli, $40,000 to each of Messrs. Dewhurst and Dolan, $37,000 to Mr. Yasinsky; and $30,000 to each of the remaining non-employee directors), whereas all such annual retainer fees and applicable committee chair fees earned for 2018 Board and committee chairperson service were previously paid to each of our non-employee directors in December 2017. The remaining fees earned for attendance at Board and committee meetings (either in-person or by telephone) were paid incrementally to each non-employee director within a month following each such meeting. In addition, each of Messrs. Dolan, Minnick and Seidel received additional meeting fees for attendance at a July 2018 Chartwell board meeting.

(2)
The amounts reported represent the grant date fair value of restricted stock awards granted during fiscal year 2018 and do not represent an amount paid to or realized by the non-employee director during the applicable fiscal year. For additional information regarding our restricted stock awards, please refer to Note 16 “Stock-Based Compensation Programs” in our Annual Report on Form 10-K.

(3)
On December 19, 2018, each of our non-employee directors received a grant of 3,000 shares of restricted stock, each scheduled to vest as to 100% of the shares on the third anniversary of the grant date. The grant date fair value of a share of our common stock as of December 19, 2018, was $19.88.

(4)
As of December 31, 2018, our non-employee directors each held 9,000 shares of restricted stock. All restricted stock awards historically granted to our non-employee directors vest as to 100% of the shares on the third anniversary following the grant date.

We do not provide any perquisites to our non-employee directors. Members of our Board, however, have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. In addition, our non-employee directors are also entitled to the protection provided by the indemnification provisions in our Articles of Incorporation and Bylaws, as well as the Articles of Incorporation and Bylaws of TriState Capital Bank.

PROPOSAL 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, which became applicable to us in 2019, enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as described in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity on a non-binding basis to endorse or not endorse its executive compensation program through the following resolution:

“Resolved, that the compensation of the named executive officers, as disclosed in this compensation discussion and analysis, the executive compensation tables and any related disclosures in this proxy statement is approved on an advisory basis.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As discussed in this proxy statement, the objective of our executive compensation program is to attract, motivate and retain highly-qualified executives, including executives with valuable experience at significantly larger financial services institutions, where such experience can help accelerate and promote the achievement of superior returns on investments to our shareholders. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our shareholders. Please refer to the executive compensation discussion in the following section of this proxy statement for a discussion of our executive compensation program.

As an advisory vote, this proposal is not binding on us; however, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and how we might better address them in making future compensation decisions.

This proposal will be considered approved if a majority of votes cast at the Annual Meeting vote in favor of the proposal. You may vote “For,” “Against” or “Abstain” from voting on this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of this non-binding, advisory proposal regarding the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this compensation discussion and analysis section (the “CD&A”) is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our “named executive officers,” during fiscal year 2018. For purposes of this CD&A, our named executive officers are our principal executive officer, principal financial officer, the chief executive officer of our bank and the chief executive officer of our investment management firm, who did not become an executive officer until February 2019, but for whom we are providing 2018 executive compensation disclosure in this proxy statement on a voluntary basis. These named executive officers are, respectively:

•
James F. Getz, Chairman, President, Chief Executive Officer and Director of TriState Capital; Chairman and Director of TriState Capital Bank and Chartwell Investment Partners, LLC; and Director - Chartwell TSC Securities Corp.;

•
Brian S. Fetterolf, Vice President and Director of TriState Capital; President, Chief Executive Officer and Director of TriState Capital Bank; and President and Director of Chartwell TSC Securities Corp.;

•	David J. Demas, Chief Financial Officer of TriState Capital and TriState Capital Bank; and

•	Timothy J. Riddle, Chief Executive Officer and Director of Chartwell Investment Partners, LLC and Director of Chartwell TSC Securities Corp.

Executive Compensation Highlights

•
We view our Company as a growth company, even though we are positioned in a traditionally non-growth industry. As such, we assess our executive compensation peer group against companies with which we compete for talent, capital and business, rather than solely based upon assets and market capitalization, when determining compensation for our executive officers. Specifically, we actively seek talent from larger institutions and offer competitive compensation packages in order to hire employees away from these larger institutions.

•
Our compensation programs are compared against companies who do business in one or more of the areas in which we successfully operate: (1) delivering private banking solutions to high-net-worth individuals, (2) targeting the largest financial intermediaries as part of our national referral network, (3) offering liquidity management and commercial banking products and services to middle-market companies with annual revenue ranging from $3 million to $300 million and (4) providing investment management strategies to institutional and private clients, including through mutual funds.

•
Currently, we utilize our Short-Term Incentive Plan (“STI Plan”) to provide short term and long term incentives, types of payment, and compensation structures. For example, our STI Plan provides for payment types consisting of both time-vested restricted stock, as well as cash, for the applicable executives achieving specified key performance metrics. Equity-based incentive awards consist of time-vesting restricted stock which must be earned and are generally not issued to executives unless and until pre-established performance criteria are met, creating an equity-based compensation program with both performance-based and time-based incentives.

Achievement of 2018 Financial Performance Targets	à	Grant of Unvested Restricted Stock Awards	à	Satisfaction of Three Year Time-Based Vesting Conditions	=	Realization of Award

•
The Compensation Committee has the authority to use negative discretion to reduce amounts under our short-term incentive programs, which includes stated guidelines relating to risk mitigation. Under this framework, an incentive payout may be reduced (or, under certain circumstances, may not be made) even if the pre-established performance criteria are met.

•	We have not entered into any employment or severance agreements with our executive officers, including our named executive officers.

•	We do not offer change of control payments or gross-ups of related excise taxes.

•	The base salary of our Chairman, President and Chief Executive Officer has not increased in over five years.

•	Executive incentive compensation is subject to clawback based on materially inaccurate financial or performance criteria, or other items on a discretionary basis, such as credit-related performance.

•	Our executive officers have a meaningful ownership stake in our Company, with several executive officers personally acquiring the majority of their shares.

•	Our non-employee directors are subject to share ownership guidelines requiring them to own Company stock with a value equal to at least five times their respective annual director retainer.

•
The Compensation Committee conducts an annual risk assessment of our senior executive compensation programs particularly those focused on our named executive officers. For 2018, the Compensation Committee determined that these executive compensation programs do not contain features that would encourage these executives to take unnecessary or excessive risks that could threaten the value of our Company nor do the programs encourage the manipulation of reported earnings. Furthermore, as noted above, we have built into our compensation programs a provision that provides for the reduction of payouts if the Compensation Committee perceives an imbalance between performance and risk management.

Executive Summary

This CD&A and the following compensation disclosure tables and associated narrative discussions provide information regarding compensation for the past three years, but the CD&A primarily focuses on the compensation earned in the 2018 fiscal year by our named executive officers. The Compensation Committee, in collaboration with our full Board, is responsible for establishing our compensation philosophy and programs and for determining appropriate payments and awards to our directors and named executive officers.

Historically, our compensation programs have not changed dramatically year to year. Rather, the stability of their design is intended to promote long-term performance. Prospectively, we will, however, take into account the results of our first say-on-pay proposal and intend to engage with our shareholders to discuss our compensation programs, financial performance, and corporate governance.

On an annual basis, our Compensation Committee and our Board determine the compensation for our named executive officers in light of our overarching compensation philosophy to promote and reward long-term value creation for shareholders while at the same time providing fair and competitive compensation to our executives.  Our compensation programs are designed to reinforce our high-performance culture, which focuses on clearly articulated strategic and financial performance objectives consistent with sound principles of risk management. In accordance with our compensation philosophy, a substantial portion of our named executive officers’ compensation is “at risk” and earned only if certain stated financial metrics are achieved. In this way, our compensation programs focus our named executive officers on metrics that the Compensation Committee and Board determine will drive value for our shareholders.

Because of our focus on paying for performance, our annual compensation programs are tailored to each executive or group of executives, where the specific performance metrics applicable to each executive or group are based upon criteria that most closely align with the individual executive’s or group’s impact on our Company.

For 2018, the two primary financial metrics set by our Compensation Committee and Board with respect to our Chairman, President and Chief Executive Officer, Mr. Getz (our “CEO”) included (1) Pre-Tax Income and (2) Earnings Per Share (“EPS”). With these metrics in mind, in 2018, we achieved (1) 99% of our Pre-Tax Income target and (2) 113% of our EPS target. As a result of this achievement, our CEO received approximately 147% of his target annual incentive opportunity. Pursuant to our Company’s practice, and in line with our compensation philosophy to encourage long-term performance, 50% of our CEO’s annual incentive compensation is paid in the form of equity. Additionally, consistent with the terms of our STI Plan, 15% of our CEO’s cash-based incentive compensation (excluding the EPS Premium Opportunity (described below)) is also paid in the form of equity, resulting in 57.5% of our CEO’s aggregate annual incentive compensation (excluding the EPS Premium Opportunity) being paid in the form of unvested equity, which further balances short-term achievement with long-term results. All equity granted to our CEO with respect to the 2018 fiscal year was earned for Company performance relative to the performance targets defined in the incentive compensation plan and was in the form of restricted stock, which will vest in full on the third anniversary of the date of grant. See the section captioned “Short-Term Incentive Compensation” for a further description of our annual incentive plan payouts to our CEO. Additionally, Mr. Getz may elect (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of stock, further increasing his equity holdings and aligning his long-term interests with those of our shareholders.

Set forth below are graphical illustrations of our growth in Pre-Tax Income and EPS over the time period of 2014 to 2018. In particular, for the year 2018, our EPS grew 37.1% over the prior year, and Pre-Tax Income grew 27.2% over the prior year.

For 2018, the primary financial metrics set by our Compensation Committee with respect to Mr. Fetterolf, the President and Chief Executive Officer of TriState Capital Bank, included (1) the portion of EPS attributed to TriState Capital Bank, (2) the portion of Revenue attributable to TriState Capital Bank, (3) Deposits, (4) Loans, (5) Credit Quality, (6) Regulatory Oversight, and (7) Operations and Administration Oversight. Based upon Mr. Fetterolf’s and the Company’s achievement of the foregoing performance criteria, Mr. Fetterolf received almost one hundred and eighteen percent (118%) of his target annual incentive opportunity. Similar to our CEO, pursuant to the terms of our STI Plan, fifteen percent (15%) of Mr. Fetterolf’s cash-based incentive compensation is paid in the form of unvested equity. All equity granted to Mr. Fetterolf with respect to the achievement of performance metrics for the 2018 fiscal year was in the form of restricted stock which will vest in full on the third anniversary of the date of grant. See the section captioned “Short-Term Incentive Compensation” for a further description of our annual incentive plan payouts to Mr. Fetterolf. Additionally, Mr. Fetterolf may elect (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of stock, further increasing his equity holdings and aligning his long-term interests with those of our shareholders.

For 2018, the primary financial metrics set by our Compensation Committee with respect to our Chief Financial Officer, Mr. Demas (our “CFO”), included (1) EPS, (2) Revenue, and (3) Regulatory Oversight. As a result of this achievement, our CFO received approximately 114% of his target annual incentive opportunity. Similar to our CEO, pursuant to the terms of our STI Plan, 15% of our CFO’s cash-

based incentive compensation is paid in the form of unvested equity. All equity granted to our CFO with respect to the achievement of performance metrics for the 2018 fiscal year was in the form of restricted stock which will vest in full on the third anniversary of the date of grant. See the section captioned “Short-Term Incentive Compensation” for a further description of our annual incentive plan payouts to our CFO. Additionally, Mr. Demas may elect (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of stock, further increasing his equity holdings and aligning his long-term interests with those of our shareholders.

For 2018, the primary financial metrics set by our Compensation Committee with respect to Mr. Riddle, the Chief Executive Officer of our Chartwell subsidiary, included (1) the portion of EPS attributed to Chartwell, (2) the portion of Revenue attributed to Chartwell, (3) Investment Performance, and (4) Operations and Administration Oversight. Based upon the Company’s achievement of the foregoing performance criteria, Mr. Riddle received almost sixty-five percent (65%) of his target annual incentive opportunity. For Mr. Riddle’s incentive compensation greater than $50,000 in a given year, 12.5% is issued in restricted cash and 12.5% is issued in restricted stock, both of which vest in full on the third anniversary of the grant date and additional portions of his incentive compensation may be issued in restricted cash or stock based on the overall level of compensation expense to revenue at Chartwell which fully vests on the fourth anniversary of the grant date.  See the section captioned “Short-Term Incentive Compensation” for a further description of our annual incentive plan payouts to Mr. Riddle. Additionally, Mr. Riddle may elect (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of stock, further increasing his equity holdings and aligning his long-term interests with those of our shareholders.

Compensation Philosophy and Objectives

Our compensation programs include a mix of base salary, short-term and long-term incentives utilizing cash as well as equity-based incentives to promote and reward long-term value creation for shareholders while at the same time providing fair and competitive compensation to our executives.  Our compensation programs are designed to reinforce our high-performance culture, which focuses on clearly articulated strategic and financial performance objectives consistent with sound principles of risk management.

More specifically, our compensation philosophy and programs are based on the following objectives:

•	Align executive and shareholder interests by linking pay incentives to key performance criteria that we believe increases shareholder value.

•
Enable the Company to attract, motivate and retain highly-qualified executives, including executives with valuable experience with significantly larger financial institutions where such experience can help accelerate and promote the achievement of superior returns on investments to our shareholders.

•
Control fixed costs and motivate executives to accomplish strategic and financial objectives by generally emphasizing incentives over base salaries within the overall pay mix and positioning incentive opportunities at superior levels consistent with superior performance and sustained value creation for shareholders, with little to no incentive paid for underperformance.

•	Maintain risk-balanced incentives that promote the safety and soundness of the Company.

•
Generally target “total direct compensation” (base salary, annual incentives and long-term incentives/pay types) taking into account assessed median competitive levels for commensurate or higher levels of performance, utilizing a combination of peer group data from commercial financial services institutions with respect to high growth oriented companies with non-traditional bank models and published survey information for financial institutions of similar asset size, EPS, Revenue and/or market capitalization, allowing for variations in light of other relevant factors such as:

◦	An executive’s experience and track record of results;

◦	An executive’s strategic impact on the enterprise;

◦
An executive’s special contributions to shareholder value creation associated with his or her status as a founder or co-founder of the Company (such as entrepreneurial vision, industry experience, and institutional knowledge);

◦	Internal pay equity;

◦	The importance of retention and continuity of management as we evolve through business and lifecycles; and

◦	The amount of our Company stock an executive has individually purchased.

The objective of our compensation plans is to provide a compensation package for executive officers that is driven primarily by the overall financial performance of the Company. The Board believes that the performance of each of the named executive officers impacts the overall, long-term profitability of our Company. The Board therefore has established the following goals for compensation programs impacting our named executive officers: (i) to provide motivation for them and to enhance shareholder value by linking their compensation to the value of our stock; (ii) to retain the named executive officers who lead the Company; (iii) to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average; and (iv) to not encourage named executive officers from putting the Company at unnecessary and excessive risk. These goals reflect the manner in which individual performance shapes Company performance, and the value of linking compensation to Company performance, while recognizing how compensation reflects positive and negative outcomes, including how an individual’s performance has prevented negative outcomes.

Further, consistent with our compensation philosophy, the Compensation Committee applies five guiding principles in performing its compensation responsibilities:

1)	Employee Contribution: Compensation plans should reflect the value that the employee provides to the organization.

2)	Risk and Return Balance: Compensation plans should try not to reward short-term gains that involved excessive risk-taking and do not promote to long-term value appreciation.

3)	Appropriate Allocation: Compensation plans should include an appropriate balance of salary, short- and long-term incentives, and deferred compensation.

4)	Performance-Based Compensation: Compensation plans should include tailored metrics that properly gauge individual, business unit, or Company performance, as appropriate.

5)	Comparable Payments: The compensation structure and pay levels should be in line with similar positions at similar companies.

We believe that our compensation philosophy, including our Compensation Committee’s five guiding principles, provides an executive compensation program that focuses on creating long-term value for our shareholders while simultaneously protecting our Company from unnecessary risks.

Compensation Committee Procedures

While our Board has a meaningful role in the management and oversight of our executive compensation programs, particularly with respect to our CEO, our Compensation Committee has general responsibility for the administration of our executive compensation programs. The Compensation Committee meets outside the presence of our executive officers to consider appropriate compensation for our CEO. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our CEO. Our CEO annually reviews each other named executive officer’s performance with the Compensation Committee and recommends appropriate base salary, annual performance awards and grants of long-term equity incentive awards. Based upon the recommendations of our CEO and in consideration of the objectives and principles described above, the Compensation Committee will approve the annual compensation packages of our executive officers other than our CEO. The Compensation Committee also analyzes annually our CEO’s performance and recommends to the Board any changes to his base salary, his annual performance awards and grants of long-term equity incentive awards based on its assessment of his performance with input from any advisors engaged by the Compensation Committee. The Board approves the CEO’s compensation after consideration of the recommendations of the Compensation Committee.

From time to time, our Compensation Committee seeks advice from outside experts in the executive compensation field to provide input on both executive and Board compensation issues. In 2018, we did not use a compensation consultant for any purpose. Rather, the Board and Compensation Committee utilized publicly available market data in its analysis of our executive compensation programs (discussed under the section captioned “Benchmarking” below). The Compensation Committee has retained independent legal counsel, McDonald Hopkins, LLC, to provide advice and assistance with respect to the Company’s executive compensation programs, governance practices, and peer group data.

Benchmarking

The Company competes for customers with regional and national banks that serve middle market customers and high net worth individuals and asset management companies. The Compensation Committee monitors compensation trends at competing institutions in the markets the Company serves. The Compensation Committee benchmarks compensation of our executive officers against publicly available information concerning those institutions. We view our Company as a growth company, even though we are positioned in what we view as a traditionally non-growth industry. As a result, we typically compete with larger institutions for talented executives in order to attract and retain a seasoned management team that can enable our growth. In this way, our compensation programs are designed to facilitate our ability to attract and retain experienced, high performing executives, and we view our executive compensation peer group as those against whom we compete for talent, rather than based solely upon market capitalization or other snapshot in time metrics.

In 2013 and 2014, at the direction of the Compensation Committee, analyses of potential peer companies were performed on a wholly independent and separate basis by (a) professionals within the investment banking field and (b) our internal human resource group. The investment banking professionals prepared a list of potential peers based primarily upon the enterprises to which we had been compared in then-current industry reports. Our internal human resource team, in consultation with our leadership team, independently identified commercial, limited branch and diversified banks as possible peer entities. Significant overlap in identified peer companies occurred between the two independently prepared reports. As a result, our Compensation Committee developed an initial peer group in 2014 comprised of sixteen companies.

Our strategic plan outlines the comparative strengths of our business, including the delivery of niche private banking services, specialized middle market lending, liquidity and treasury management, investment management, and branchless deposit gathering through an efficient and portable operating model. The peer group initially approved by the Compensation Committee in 2014 was selected with consideration of similarity in products, services and business models in order to provide a means for relative comparison of compensation levels for executive officers as well as our overall performance as a company.

The selected peer companies also provide perspective on compensation levels among companies with which we compete for executive talent. This is especially important in that we typically aim to hire experienced professionals with more than fifteen years of experience, including from larger financial services firms.

Since 2014, the initial peer group of sixteen companies has been reviewed on an annual basis and adjusted as warranted to eliminate and/or substitute for companies that no longer exist due to merger and acquisition events. In addition, as part of analyzing our competitive peer group, we review the executive compensation programs of companies that conduct business in one or more of the areas in which we successfully operate: (1) delivering private banking solutions to high-net-worth individuals, (2) targeting the largest financial intermediaries as part of our national referral network, (3) offering commercial banking products and services to middle-market companies with annual revenue ranging from $10 million to $300 million, and (4) providing investment management strategies to institutional and private clients. We use the foregoing criteria because we believe that we need to compare ourselves against larger companies in order to compete for the talent required to continue operating as a growth company positioned within a traditionally non-growth industry.

For purposes of benchmarking 2018 compensation, we used the following companies in the peer group:

Institution Name		Ticker
1.	Eagle Bancorp, Inc.	EGBN
2.	Signature Bank Corp.	SBNY
3.	Sterling Bancorp	STL
4.	First Republic Bank	FRC
5.	Wintrust Financial Corporation	WTFC
6.	Pinnacle Financial Partners, Inc.	PNFP
7.	SVB Financial Group	SIVB
8.	Texas Capital Bancshares, Inc.	TCBI
9.	Boston Private Financial Holdings, Inc.	BPFH
10.	Univest Financial Corporation	UVSP
11.	Mercantile Bank Corporation	MBWM
12.	CoBiz Financial Inc.	COBZ
13.	First Business Financial Services, Inc.	FBIZ

On an annual basis, the Compensation Committee reviews our performance relative to that of our peer group companies by examining the following performance categories:

•	Assets;

•	Pre-tax income;

•	Net income;

•	EPS (basic and diluted);

•	Return on average assets;

•	Return on average equity;

•	Loan growth rates;

•	Net interest margin;

•	Efficiency ratio;

•	Total non-interest expense;

•	Fully taxable equivalent employees;

•	Salary and benefit expense; and

•	Revenue.

The Compensation Committee considers this information and takes into account the relative size and complexity of the peer group companies in assessing competitive and fair compensation levels for our executives (and non-employee directors). The Compensation Committee also considers other relevant performance factors such as non-interest expenses, which the Company runs, on average, approximately 20% less than comparable institutions.

The Compensation Committee actively engages in an annual review of our CEO’s compensation compared to the compensation of CEOs of the companies within our peer group. For the past two years our CEO’s total direct compensation has been slightly above the peer group median.

Elements of Compensation and Pay Mix

Our executive compensation programs include four primary components: base salary, annual incentive awards, long-term incentive compensation, and other welfare and health benefits. Base salaries are reviewed annually by the Compensation Committee, or in the case of our CEO, by the Board on recommendation of the Compensation Committee, and reset as and if performance warrants. Factors considered in the determination of base salary are qualifications, experience, performance, compensation of comparable officers at competitive institutions, the nature and complexity of our business, and the contribution of the executive to the success of our business. None of our named executive officers are contractually entitled to employment or any salary amount.

Annual incentive awards are set by our Compensation Committee, or in the case of our CEO, by the Board on recommendation of the Compensation Committee. When determining the amount of annual incentive awards, the Board and the Compensation Committee consider the five guiding principles (described above). The incentive awards recognize the executive’s contribution to the growth of the top and bottom line of our business. The executive compensation plans are subject to a provision whereby we can recoup all or a portion of the year-end incentive awards paid under various circumstances. Specifically, all incentive compensation under the executive compensation plans is subject to clawback if the incentive payment was based on materially inaccurate financial statements (which includes statements of earnings, revenues, or gains), any other materially inaccurate performance metric criteria, or other items on a discretionary basis, such as credit-related performance in our operations.

Currently we utilize our STI Plan to provide short term and long term incentives, types of payment, and compensation structures. For example, our STI Plan provides for payment types consisting of both time-vested restricted stock, as well as cash, for the applicable executives achieving specified key performance metrics. With regard to long-term incentive compensation, including equity-based compensation, the Compensation Committee and the Board take into account that most of our executive officers have significant investments in the Company. Specifically, Mr. Getz, in addition to being the founder of the Company, is one of the largest investors in the Company, and holds over 1.3 million shares of common stock ($30.5 million as of February 28, 2019). Notably, most of Mr. Getz’s shares were obtained by his investment in the Company in its original fundraising and acquired through out-of-pocket purchases, rather than through receipt of equity incentive awards. Specifically, when he founded the Company, Mr. Getz invested $12 million with no options, founder shares or warrants. Mr. Fetterolf holds 229,874 shares of common stock, Mr. Demas holds 55,662 shares of common stock, and Mr. Riddle holds 237,507 shares of common stock. The Board and the Compensation Committee believe these significant investments and large equity holdings align the interests of our executive management and our Board with those of our shareholders and are key to the executives serving the long-term interests of our Company and its stakeholders.

In addition, all full time employees, including our named executive officers, may participate in our medical, dental, vision, life and disability insurance programs, as well as the Company’s 401(k) plan. We do not provide defined benefit or defined contribution pension plans, deferred compensation or retiree medical plans to employees, including executive officers, other than Mr. Getz who is a participant in the Company’s Supplemental Executive Retirement Plan. See the section below entitled “Other Executive Benefits and Perquisites and Deferred Compensation” for more detail.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our shareholders.

We utilize the particular elements of compensation described above because we believe that they provide a well-proportioned mix of secure compensation, retention value and at-risk compensation, which produces both short-term and long-term performance incentives and rewards. By following this approach, we provide executives a measure of security in the minimum expected level of compensation, while motivating executives to focus on business metrics that will produce a high level of short-term and long-term performance for the Company, value for our shareholders, as well as reducing the risk of recruitment of top executive talent by competitors through opportunities for long-term creation for the executive. The mix of metrics (e.g., Pre-Tax Income and EPS) used for our annual short-term incentive program and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For key executives, the mix of compensation is weighted toward at-risk pay (annual incentives and long-term incentives). Using the data as shown in the Summary Compensation Table, the annual performance incentive represented 75% of the total direct compensation paid to our CEO and his fixed cash compensation under the incentive plan represented 25% of his total direct compensation. Further, the annual cash performance incentive represented 67%, 49% and 42% of the total direct compensation, and the cash issued under the incentive plan accounted for 33%, 51%, and 58% of the fixed cash compensation, paid to Messrs. Fetterolf, Demas, and Riddle, respectively. The combination of incentives is designed to balance annual operating objectives and Company earnings performance with longer-term shareholder value creation.

The charts below illustrate the proportion of our CEO’s compensation that is fixed versus variable and cash versus equity, respectively. As reflected in the charts, our CEO’s compensation is more heavily weighted towards variable than fixed pay. Further, although our CEO’s compensation is weighted more heavily towards cash than equity, the greater portion of his compensation is variable and therefore dependent on company performance. We believe this pay mix accords with our pay-for-performance philosophy and aligns the interests of our CEO with those of shareholders. Additionally, Mr. Getz may elect (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of stock, further increasing his equity holdings and aligning his long-term interests with those of our shareholders.

Because we seek to provide competitive compensation that is commensurate with performance, we generally target compensation at the median of the market and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

We seek to promote a long-term commitment to the Company by our executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. Further, the vesting schedules attached to equity awards reinforce this long-term orientation. Specifically, we grant equity-based compensation in the form of time-vesting restricted stock. Our Compensation Committee believes that restricted stock awards align our executives’ interest with shareholders’ and that time-based vesting conditions encourage retention of equity and a long-term view of our Company. Moreover, equity-based incentive awards are typically only granted if an executive achieves the applicable annual performance criteria for a performance period, creating an equity-based compensation program with both performance-based and time-based incentives.

Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance.

While the Compensation Committee reviews and considers the peer group data described above in determining executive officer compensation, with a focus on compensation metrics at approximately the 50th percentile of our peer group, we did not seek to formally benchmark our executive compensation to any pre-set “target” percentile of the market. Rather, we sought to compensate our executive officers at a level that would allow us to successfully recruit and retain the best possible talent for our executive team. Furthermore, as our revenue and market capitalization have increased over the last several years, the Compensation Committee gives greater weight to the compensation levels of companies in the peer group that have higher revenue and market capitalization compared to other companies in the peer group when making decisions about the compensation of our executive officers. The Compensation Committee also relies on the knowledge and experience of its members and our management in determining the appropriate compensation levels for our executive officers.

Further, the Compensation Committee informally reviews our CEO and executive compensation relative to other more specified industries against whom we compete for talent, including publicly held asset management firms.

Base Salary

Base salaries reflect the fixed cash compensation of our executives’ total direct compensation. The base salary established for each of our named executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Compensation Committee and Board. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

With these principles in mind, base salaries are reviewed during the first half of the fiscal year by our Compensation Committee, and may be adjusted from time to time based on the results of this review. In past years, our Compensation Committee reviewed the performance of all named executive officers, and based on this review and any relevant informal competitive market data made available to them during the past year (through informal discussions with recruiting firms, research and informal benchmarking against our CEO’s and/or directors’ personal knowledge of the competitive market), set the executive compensation package for each named executive officer, other than our CEO, for the coming year. With respect to our CEO, our Compensation Committee reviewed his performance and based on this review and any relevant informal competitive market data made available, recommended changes to our CEO’s base salary to the Board.

The base salaries paid to our named executive officers in fiscal year 2018 are set forth in the Summary Compensation Table below. The Compensation Committee reviews base salaries for our executive officers at least annually and may adjust them from time to time, if needed, to reflect changes in market conditions or other factors. The Compensation Committee determined that the base salaries of our named executive officers were appropriate in light of the variable compensation earned by our named executive officers under our annual incentive plan (discussed below). The Compensation Committee reviewed base salaries for the 2019 fiscal year at its meeting on January 17, 2019.

Short-Term Incentive Compensation

Currently, we utilize our STI Plan to provide short term and long term incentives, types of payment, and compensation structures. For example, our STI Plan provides for payment types consisting of both time-vested restricted stock, as well as cash, for the applicable executives achieving specified key performance metrics. Our Compensation Committee has the authority to award annual incentive pay to our executive officers, other than our CEO, in accordance with our STI Plan. The annual incentive opportunity for our CEO is reviewed and confirmed by the independent members of our Board.

The annual short-term incentives are intended to offer incentive compensation by rewarding the achievement of specified corporate objectives. An individual executive’s performance and other factors may also be considered and the Compensation Committee has the authority to use negative discretion to reduce the amount of an incentive payout. In determining whether to use its negative discretion, the Compensation Committee takes into account (i) whether the Company obtained a satisfactory regulatory review during the preceding fiscal year, (ii) the Company’s budget and efficiencies, including non-interest expenses, other than compensation, (iii) the Company’s overall profitability, and (iv) the Company’s credit quality, percentage of adversely rated loans as a percentage of total loans and non-performing assets as a percentage of total assets. The Compensation Committee assesses the foregoing criteria on an annual basis and may decrease a named executive officer’s annual incentive compensation if the Compensation Committee determines that the Company has not satisfactorily met these criteria. These performance metrics are used to further align the interests of the Company, our shareholders and our named executive officers. These metrics encompass credit quality, profitability, budget/efficiencies and safety and soundness. Our STI Plan is overseen by our Compensation Committee and reviewed by our full Board on an annual basis.

Further, the Compensation Committee may also award an incentive to an executive, other than the CEO, outside of the terms of our annual incentive plan, in its discretion. The Compensation Committee may also recommend a discretionary bonus be approved by the Board for our CEO. While the Compensation Committee does not have a practice of awarding discretionary bonuses, the Compensation Committee reserves the right to make such grants in the event of extraordinary performance or where the circumstances with respect to an individual executive dictate that such compensation would be necessary or appropriate.

On an annual basis, our Compensation Committee typically sets a target level of incentive compensation that is structured as either a percentage of such executive officer’s annual base salary or an objective formula. The various corporate performance objectives considered by our Compensation Committee when making our executive officers’ annual incentive determinations are different for each individual executive or distinct group of executives depending upon that executive’s or group’s duties and areas of responsibility. In making incentive compensation determinations, our Compensation Committee considers performance metrics that it believes most appropriately reflect each executive officer’s impact on our overall corporate performance. These corporate performance objectives are designed to be challenging but achievable.

We believe that establishing short-term incentive compensation opportunities helps us attract and retain qualified and highly skilled executives. These annual incentives are intended to reward executive officers who have a positive impact on corporate results.

For 2018, the baseline annual incentive payouts under our STI Plan for our CEO were based equally upon Pre-Tax Income and EPS.  Mr. Getz was to receive an amount equal to 101.5% of his base salary paid in cash and 101.5% of base salary awarded in time-vested restricted stock upon achievement of target performance for each of the stated incentive plan components.  In order to qualify for an incentive payout with respect to a particular performance criterion, at least 82% of the stated performance target must have been achieved.  Mr. Getz’s 2018 incentive award potential was subject to the following limits: the cash component (including any elected deferrals) was limited to 180% of his base salary and the equity component (excluding any elected deferrals) awarded in time-vested restricted stock was limited to 180% of his base salary. further, pursuant to our STI Plan, 15% of the cash component (excluding the EPS Premium Opportunity (described below)) was also to be paid in restricted stock, meaning that at least 57.5% of our CEO’s aggregate annual incentive compensation is payable in the form of restricted stock (before taking into account the EPS Premium Opportunity or any additional amounts elected to be deferred into equity). Ultimately, the Compensation Committee has the discretion, pursuant to the terms of Mr. Getz’s 2018 STI Plan, to reduce his aggregate annual incentive compensation payout attributable to his 2018 performance.

The total incentive earned by Mr. Getz under his 2018 STI Plan was $2,825,969, of which a majority was received in the form of time-vested restricted stock, as more fully described below. The total value of his incentive under the 2018 STI Plan constituted an increase of only $29,006 over the total incentive value of $2,796,963 that he earned under his 2017 STI Plan.

In addition to the baseline annual incentive opportunity, Mr. Getz was eligible for an enhanced cash payout, which adds to our CEO’s cash incentive opportunity through the addition of a premium of 1.25% of the incremental increase in market capitalization to the incentive calculation (the “EPS Premium Opportunity”). The EPS Premium Opportunity is determined when financial results exceed the annual target performance. The EPS Premium Opportunity is an independent, supplemental annual incentive opportunity that is designed to reward our CEO for above target performance with respect to a financial metric directly tied to shareholder value. Importantly, the EPS Premium Opportunity remains subject to the annual incentive maximum payout limitations imposed on the cash payment that Mr. Getz can receive under our STI Plan (as noted above, neither the Pre-Tax Income nor the EPS incentive component can individually exceed 180% of Mr. Getz’s base salary). The EPS Premium Opportunity was added to our CEO’s compensation opportunity in connection with the Compensation Committee’s review of his annual base salary in 2017, which, at the time, had not been adjusted since January 2013. Rather than increase his base salary, the Compensation Committee determined to tie Mr. Getz’s additional cash payout opportunity to achievement of key strategic targets. Accordingly, Mr. Getz is only to receive a payout of the EPS Premium Opportunity to the extent we exceed target performance and there is a subsequent increase in market capitalization. Additionally, Mr. Getz elected (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of Company stock, further increasing his equity holdings in the Company and aligning his long-term interests with those of the Company’s shareholders. The EPS Premium Opportunity was in place only for the 2017 and 2018 plan years, and has been eliminated from Mr. Getz’s 2019 STI Plan.

Under our STI Plan for the year 2018, our Pre-Tax Income and EPS targets, along with the corresponding achievement and resulting payouts for our CEO, are set forth in the table below:

Metric	2018 Target	2018 Actual	Percent Achievement of Target	EPS Premium Opportunity (1)	Aggregate Annual Incentive Compensation
Pre-Tax Income	$60,870,000	$60,369,000	99%	N/A	$942,638
Earnings Per Share	$1.60	$1.81	113%	$574,034	$1,883,331
Total					$2,825,969
(1) The EPS Premium Opportunity was eliminated from Mr. Getz’s 2019 STI Plan.

As reflected in the table above, Mr. Getz earned an aggregate annual incentive compensation of $2,825,969 for 2018, an increase of only $29,006 from the previous year, comprised of (a) $2,251,935, the amount payable upon achievement of his base performance metrics and (b) $574,034, the EPS Premium Opportunity earned by Mr. Getz due to achievement of financial results in excess of target performance. All restricted stock granted to Mr. Getz in respect of our STI Plan will vest in full on the third (3rd) anniversary of the date of grant date. After reviewing the adjustment criteria and assessing Mr. Getz’s individual performance, the Compensation Committee and Board determined not to reduce any portion of Mr. Getz’s annual incentive compensation.

Annual Incentive Compensation for Base Performance Metrics (Excluding EPS Premium Opportunity)

As shown in the chart above, with respect to the annual incentive compensation for achieving base performance metrics and pursuant to the terms of our STI Plan, Mr. Getz was entitled to (i) $1,294,863 (representing 57.5% of the total incentive compensation excluding the EPS Premium Opportunity), payable in restricted stock to be granted in 2019 following the Compensation Committee’s certification of our achievement of the performance metrics and (ii) $957,072 payable in cash or subject to elected deferral (representing the remaining 42.5% of the total incentive compensation excluding the EPS Premium Opportunity)

Mr. Getz, pursuant to the terms of our STI Plan, elected to defer the majority of the cash component of his annual incentive compensation for achieving annual base performance metrics. The chart above illustrates what Mr. Getz elected to receive for achieving base performance metrics. Mr. Getz elected to receive up to $100,000 of the cash component and the remainder ($857,072) in the form of additional restricted stock in lieu of the cash component pursuant to the terms of our STI Plan.

Under our STI Plan for the year 2018, annual incentive payouts for Mr. Fetterolf, our Bank President and CEO, were based upon (1) EPS for the Company, (2) Revenue of the Bank, (3) Deposits of the Bank, (4) Bank Loans, (5) Credit Quality of Bank Loans, (6) Exam Results of the Bank, and (7) Operations and Administration Oversight of the Bank. Mr. Fetterolf will receive an amount equal to 101.5% of his base salary upon achievement of target performance for all performance metrics. In order to receive an incentive payout with respect to a particular performance criterion, more than 82% of the stated performance target must be achieved. Mr. Fetterolf’s maximum 2018 award potential is equal to 142.6% of his base salary. Similar to our CEO, pursuant to the terms of our STI Plan, 15% of Mr. Fetterolf’s cash-based incentive compensation is paid in the form of restricted stock, unless additional deferral is elected, as he has done in the last two years. Additionally, Mr. Fetterolf elected (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of Company stock, further increasing his equity holdings in the Company and aligning his long-term interests with those of the Company’s shareholders.

For 2018, the performance criteria applicable to Mr. Fetterolf, along with the corresponding achievement and payouts to Mr. Fetterolf, are set forth in the table below:

Metric	Weight	2018 Target	2018 Actual	Percent Achievement of Target	Aggregate Annual Incentive Payout
Earnings Per Share	25%	$1.50	$1.86	124%	$212,500
Revenue	25%	$125,083,000	$126,567,000	101%	$130,438
Deposits	5%	$3,832,953	$3,859,179	101%	$26,087
Loans	5%	$5,150,410	$5,132,873	100%	$25,375
Credit Quality	15%	Objective	Successful	100%	$76,125
Regulatory Oversight	15%	Objective	Successful	100%	$76,125
Operations and Administration Oversight	10%	Subjective	Successful	100%	$50,750
Total					$597,400
As reflected in the table above, Mr. Fetterolf earned an aggregate annual incentive payout of $597,400 of which (i) $378,752 was paid in cash, (ii) $89,610 was paid in 2019 in the form of restricted stock in lieu of cash pursuant to our STI Plan, and (iii) $129,038 was paid in 2019 in the form of restricted stock as a result of additional deferral election. For 2018, all restricted stock granted in respect of our STI Plan will vest in full on the third anniversary of the date of grant.

For 2018, annual incentive payouts under our STI Plan for, Mr. Demas, our CFO, were based upon TriState Capital Holding’s (1) EPS, (2) Revenue, and (3) Regulatory Oversight. Mr. Demas will receive an amount equal to 101.5% of his base salary upon achievement of target performance for all performance metrics. In order to receive an incentive payout with respect to a particular performance criterion, more than 82% of the stated performance target must be achieved. Mr. Demas’s maximum 2018 award potential is equal to 156.3% of his base salary. Similar to our CEO, pursuant to the terms of our STI Plan, 15% of our CFO’s cash-based incentive compensation is paid in the form of restricted stock. Additionally, Mr. Demas may elect (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of Company stock, further increasing his equity holdings in the Company and aligning his long-term interests with those of the Company’s shareholders. For 2018, the performance criteria applicable to Mr. Demas, along with the corresponding achievement and payouts to Mr. Demas, are set forth in the table below:

Metric	Weight	2018 Target	2018 Actual	Percent Achievement of Target	Aggregate Annual Incentive Payout
Earnings Per Share	40%	$1.60	$1.81	113%	$249,390
Revenue	40%	$165,094,000	$161,391,000	98%	$176,400
Regulatory Oversight	20%	Satisfactory regulatory exam results, timely filing of regulatory documents, credit metrics	Successful	100%	$91,350
Total					$517,140
As reflected in the table above, Mr. Demas earned an aggregate annual incentive payout of $517,140 where (i) $439,569 was paid in cash, and (ii) $77,571 was paid in the form of restricted stock in lieu of cash pursuant to the terms of our STI Plan. For 2018, all restricted stock granted in respect of our STI Plan will vest in full on the third anniversary of the date of grant.

For 2018, annual incentive payouts under the STI Plan for Mr. Riddle, the Chief Executive Officer of our Chartwell division, were based upon (1) a portion of EPS attributed to Chartwell, (2) a portion of Revenue attributed to Chartwell, (3) Investment Performance, and (4) Operations and Administration Oversight at Chartwell. Mr. Riddle will receive an amount equal to 101.5% of his base salary upon achievement of target performance for all performance metrics. In order to receive an incentive payout with respect to a particular performance criterion, more than 82% of the stated performance target must be achieved. Mr. Riddle’s maximum 2018 award potential is equal to 142.6% of his base salary. For Mr. Riddle’s incentive compensation greater than $50,000 in a given year, 12.5% was issued in restricted cash and 12.5% was issued in restricted stock, both of which vest in full on the third anniversary of the grant date and additional portions of his incentive compensation may be issued in restricted cash or Company stock based on the overall level of compensation expense to revenue at Chartwell.  Additionally, Mr. Riddle elected (and historically has chosen to elect) to receive a portion of his annual incentive compensation payout in the form of Company stock, further increasing his equity holdings in the Company and aligning his long-term interests with those of the Company’s shareholders. For 2018, the performance criteria applicable to Mr. Riddle, along with the corresponding achievement and payouts to Mr. Riddle, are set forth in the table below:

Metric	Weight	2018 Target	2018 Actual	Percent Achievement of Target	Aggregate Annual Incentive Payout
Earnings Per Share	30%	25% increase in EPS Growth attributable to Chartwell	Below minimum required for payout	Below minimum required for payout	$—
Revenue	30%	$42,063,000 (Chartwell)	$37,940,000	90%	$100,800
Investment Performance	30%	75% of Chartwell Investment Funds exceed benchmark performance	Successful	100%	$121,800
Operations and Administrative Oversight	10%	Satisfactory regulatory review results	Successful	100%	$40,600
Total					$263,200
As reflected in the table above, Mr. Riddle earned an aggregate annual incentive payout of $263,200 where (i) $112,296 was paid in cash, and (ii) $150,904 was paid in the form of a combination of restricted cash and restricted stock in lieu of cash pursuant to the terms of our STI Plan and the terms set forth in the Restrictive Agreement entered into with Mr. Riddle in connection with that certain Asset Purchase Agreement by and between us and Chartwell (the “Chartwell Agreement”)and at Mr. Riddle’s election. For 2018, all restricted stock granted in respect of our STI Plan will vest in full on either the third or fourth anniversary of the date of grant.

Long-Term Incentive Compensation

Currently, we utilize our STI Plan to provide short term and long term incentives, types of payment, and compensation structures. For example, our STI Plan provides for payment types consisting of both time-vested restricted stock, as well as cash, for the applicable executives achieving specified key performance metrics. Our Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a meaningful portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our shareholders and with our long-term corporate success. Additionally, our Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have historically awarded equity-based compensation in the form of both stock options and restricted stock. In 2018, however, the Compensation Committee only made long-term equity grants in the form of restricted stock. Our Compensation Committee believes equity awards provide executives with a significant long-term interest in our success by rewarding the creation of shareholder value over time.

In accordance with our 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) (as further described below), the Compensation Committee has the authority to grant equity awards to participants in the Plan, other than our CEO, and may delegate such authority to subcommittees or individual members of the Compensation Committee (although such awards are subject to final approval by the Compensation Committee). Grants to the CEO under the Plan must be approved by all the members of our Board who (i) satisfy the Nasdaq independence requirements, (ii) are “outside” directors within the meaning of Section 162(m) of the Code (to the extent applicable), and (iii) are “non-employee” directors within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee also has authority to grant equity awards to non-employee members of the Board.

In 2014, our board of directors adopted and our shareholders approved the Omnibus Incentive Plan. The Omnibus Incentive Plan replaced the 2006 Stock Option Plan and authorized the following types of awards: (1) Stock Options; (2) Stock Appreciation Rights; (3) Restricted Shares; (4) Restricted Stock Units; (5) Dividend Equivalent Rights; and (6) Other Stock-Based Awards. The Omnibus Incentive Plan, upon its approval, replaced the 2006 Stock Option Plan. The total number of shares of common stock that may be granted under the Omnibus Incentive Plan is the number of authorized shares of common stock of the Company that remained available under the 2006 Stock Option Plan as of the date of shareholder approval, plus any shares of common stock issued pursuant to the 2006 Stock Option Plan that were forfeited, canceled, expired or otherwise terminated. Any shares reserved for future awards under the 2006 Stock Option Plan are no longer available for grants thereunder, but are instead reserved for grants under the Omnibus
Incentive Plan.

As of December 31, 2018, there were 694,147 shares of common stock issuable under outstanding options granted under both the 2006 Stock Option Plan and the Omnibus Incentive Plan, as well as 1,353,012 of unvested restricted shares granted under the Omnibus Incentive Plan. As of December 31, 2018, there were 1,090,048 shares of common stock remaining available for issuance under the Omnibus Incentive Plan. The Omnibus Incentive Plan will terminate in 2024, unless terminated earlier by the Board.

Annual equity awards are approved during the first quarter of each year at a meeting of the Compensation Committee at which the Compensation Committee considers the Company’s annual performance for the preceding year, the Company’s compensation philosophy, strategic considerations and market factors. For purposes of making equity grants, the Compensation Committee follows stated guidelines, as generally described below:

•	The grant date of grants to employees approved by the Compensation Committee is the date of the meeting at which the grants are approved.

•	The grant date for any equity awards to the CEO is the date of the meeting of the Board at which such awards are approved.

•
New hire grants and other off-cycle grants under special circumstances must generally be approved by the Compensation Committee at a meeting of the Compensation Committee. In the case of new hire grants, the grant date cannot precede the start date of the new hire.

•	In the case of annual grants, a list will be submitted to the Compensation Committee in advance of the scheduled meeting at which the awards will be considered.

•
At each regularly scheduled meeting of the Compensation Committee, the CEO will report to the Compensation Committee all equity awards granted, if any, pursuant to any authority delegated by the Compensation Committee.

•	In the case of stock options, the exercise price is required to be the closing price of Company shares on the grant date.

With these guidelines in mind, in 2019, the Compensation Committee granted 126,613 shares of restricted stock to our CEO. The amount of the 2019 equity grant to our CEO was directly tied to our 2018 financial performance because of the manner in which we settle our annual incentive plan. Specifically, 50% of the annual incentive compensation earned by our CEO for 2018 is paid in the form of unvested restricted stock. In addition, consistent with the terms of our STI Plan, an additional 15% of our CEO’s cash-based performance incentive is paid in the form of unvested equity and the remaining 35% of his cash-based performance incentive (except for $100,000 which was not deferred) was elected to be deferred. Because our equity grants are tied to performance, our compensation programs simultaneously create both a one-year performance period and a three-year retention period.

The Compensation Committee granted 10,156 shares of restricted stock to Mr. Fetterolf, 3,603 shares of restricted stock to Mr. Demas and 5,561 shares of restricted stock to Mr. Riddle in 2019. Similar to our CEO, all equity-based incentive awards made to our named executive officers were based upon the achievement of the specified performance criteria for the 2018 performance year, except that Messrs. Fetterolf and Riddle elected to receive a portion of their annual incentive compensation payout in the form of Company stock, further increasing their equity holdings in the Company and aligning their long-term interests with those of the Company’s shareholders. All restricted stock will vest in full on either the third anniversary of the date of grant (or, with respect to certain of Mr. Riddle’s shares as described further herein, the fourth anniversary of the date of grant).

Our 2018 equity program has meaningful performance features because executives were generally only entitled to an equity award if the Company achieved its stated annual performance goals. Further, our equity program helps us to retain our executives because equity grants are subject to time-based vesting, where grants of restricted stock vest in full on the third or fourth anniversary of the date of grant. In this way our equity program (i) provides for incentives for executives to drive performance because equity grants are tied to our annual achievement of our stated performance goals, (ii) facilitates executive retention because of the three-year or four-year vesting schedule attached to our restricted stock grants, and (iii) aligns our executives with our shareholders because of our use of restricted stock.

We have typically used restricted stock awards in settlement of our executives’ annual performance incentive compensation because (i) full value awards tie directly to the value achieved by the executives and (ii) restricted stock awards more closely align the interests of executives with those of our shareholders since restricted stock retains value even in a depressed market and executives will be less likely to take unreasonable risks to obtain, or keep, options “in-the-money.” We have granted stock options in the past and the Compensation Committee and Board continue to assess the form of equity awards utilized in our equity program.

In addition, the executive officers’ substantial personal investments in the Company provide additional inducement to serve the Company’s long-term interests. Through these components of our executive compensation programs and the executive officers’ cash investments, a so-called “harvest strategy” of maximizing income without building the enterprise is thereby discouraged.

Other Executive Benefits and Perquisites and Deferred Compensation

We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan.

We believe these benefits are generally consistent with those offered by other companies, and specifically with those companies with which we compete for employees.

We also provide a car allowance to each of our executive officers, other than Mr. Riddle. In addition, we also maintain the TriState Capital Bank Supplemental Executive Retirement Plan (the “SERP”) for the benefit of our CEO. Pursuant to the SERP, benefits will be earned over a five year period, with projected payments of $25,000 per month for 180 months generally commencing upon Mr. Getz’s retirement, subject to forfeiture to the extent Mr. Getz is terminated for cause (as such term is defined in the SERP) or breaches specified restrictive covenants (including 24-month non-competition, non-solicitation and non-hire covenants). As of December 31, 2018, the SERP was fully reserved at present value. The Compensation Committee believes the benefits and perquisites are modest and consistent with its overall objective of attracting and retaining highly qualified executive officers.

Compensation Risk

On annual basis, the Compensation Committee conducts a formal review of the Company’s senior executive compensation plans to determine whether the compensation plans encourage excessive or unnecessary risks, taking into account the Compensation Committee’s five guiding principles (described above under the section captioned “Compensation Philosophy”). Specifically, the review addresses:

•
how the executive compensation plans do not encourage the executives to take unnecessary and excessive risks that threaten the value of our Company, including how the executive compensation plans do not encourage behavior excessively focused on short-term results rather than balanced with long-term value creation;

•
risks generally posed by employee compensation plans and how these risks were limited, including how these employee compensation plans do not encourage behavior focused on short-term results rather than long-term value creation; and

•	how our Company has ensured that employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any of our employees.

Further, we have developed a number of protocols and safeguards to help our compensation plans avoid encouraging excessive or unnecessary risks. Specifically, because of the Company’s focus on compensation risk management, the Company’s compensation plans are designed to avoid a short-term focus that could jeopardize the Company, including providing, for example:

•
appropriate performance/payment time horizons and not overweighting short-term incentives, particularly for our CEO, where a meaningful portion of his annual incentive opportunity is paid in the form of restricted stock;

•
an appropriate relationship between the incremental achievement levels and corresponding payouts in our incentive plans, where our payout curves are reasonable and do not contain steep “cliffs” that might encourage unreasonable short-term business decisions to achieve payment thresholds;

•	payments that are closely aligned with our strategic goals and shareholder interests, such as Pre-Tax Income and EPS;

•
a clawback right if incentive payments are based on materially inaccurate financial statements (which includes statements of earnings, revenues, or gains), any other materially inaccurate performance metric criteria, or other items on a discretionary basis, such as credit-related performance; and

•	meaningful equity ownership by our senior executive team.

In addition, the strategic plan that runs through 2020 (the “Strategic Plan”) has an overall goal of growing our Company and strengthening our financial condition while maintaining our focus on risk management. Our management team uses the Strategic Plan as a tool when directing employees’ activities so they can make the most effective contributions possible toward realization of the Strategic Plan’s goals and objectives, including risk management. Further, our Enterprise Risk Management Program (the “ERM Program”) is designed to enable vertically and horizontally integrated risk management, with a special emphasis on early identification and effective measurement, management and monitoring of risks to the business across all identified risk categories. One particular objective of the ERM Program includes ensuring that adequate policies are in place to enable the Company’s employees to align everyday decisions with the Company’s risk management objectives and that approval procedures will assure responsibility and sound decision-making.

Moreover, our Board members take an active role in risk management and our directors participate in risk management oversight by: (i) serving on committees of the Board that have specific oversight responsibility for particular aspects of the Company’s business, including the Risk Committee which began functioning in early 2011; (ii) being a resource for management on customer issues where directors have particular expertise by reason of their business experience; (iii) reviewing and giving management oversight on matters addressed in regular and special reports provided to the Board; and (iv) setting risk appetite statements.

Further, in October 2018, the Compensation Committee undertook its annual broad-based review and risk assessment of TriState Capital Bank’s compensation policies and practices with its Chief Risk Officer. During the risk assessment, the Compensation Committee met with the Chief Risk Officer who provided an analysis of TriState Capital Bank’s compensation practices and whether they are likely to lead to excessive risk taking. The Chief Risk Officer presented that based upon his analysis (i) TriState Capital Bank’s compensation plans do not encourage TriState Capital Bank’s executive officers to take unnecessary and excessive risks that threaten the value of TriState Capital Bank, including that TriState Capital Bank’s compensation plans do not encourage behavior excessively focused on short-term results rather than balanced with long-term value creation; (ii) the risks generally posed by TriState Capital Bank’s employee compensation plans were limited, including that these employee compensation plans do not encourage behavior focused on short-term results; and (iii) the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any of TriState Capital Bank’s employees.

Based upon the Chief Risk Officer’s assessment, the Compensation Committee’s review of the compensation plans under the five guiding principles (discussed in the “Compensation Philosophy and Objectives” section above), the risk control and mitigation principles contained in TriState Capital Bank’s Strategic Plan and ERM Program, and continuous oversight by the Board, the Compensation Committee determined that (i) our compensation programs do not contain features that would encourage TriState Capital Bank’s officers, including our named executive officers, to take unnecessary and excessive risks (including long-term as well as short-term risks) that could threaten the value of our Company, and (ii) our compensation programs do not contain features that would encourage the manipulation of TriState Capital Bank’s reported earnings to enhance the compensation of any of TriState Capital Bank’s employees.

Other Compensation Policies and Practices

Each of our named executive officers is subject to “clawback” in which we can recoup all or a portion of the annual incentive compensation paid to them under certain circumstances. Annual incentive compensation based on materially inaccurate financial statements or other materially inaccurate performance metrics that the Compensation Committee deems material are subject to “clawback”. There is no time limit on when the materially inaccurate information must be discovered and incentive compensation awarded in any form (cash, stock or stock options) is subject to such clawback.

We have not implemented formal share ownership guidelines for our named executive officers, primarily because of their large existing ownership stakes in our Company. Our non-employee directors are subject to share ownership guidelines requiring them to own Company stock with a value equal to at least five times their respective annual retainer fee. Non-employee directors have up to five years to meet the minimum required ownership levels. The Compensation Committee continues to consider whether to implement share ownership guidelines or other executive compensation programs on an annual basis, including the adoption of anti-hedging and anti-pledging policies.

Tax and Accounting Considerations

Section 162(m)

Section 162(m) of the Code (“Section 162(m)”) limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. The exemption from Section 162(m)’s deduction limit for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee continues to review the impact of Section 162(m) and intends, to the extent it determines to be practicable, to preserve deductibility under the Code of compensation paid to our executive officers when consistent with our goal of utilizing compensation programs that attract and retain key executives and align with shareholder interests.

Section 409A Considerations

Section 409A of the Code (“Section 409A”) affects the manner in which deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.

Topic 718

The compensation that we pay to our executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Stock-based compensation is accounted for as required under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the CD&A to be included in the Company’s 2019 Proxy Statement filed pursuant to Section 14(a) of the Securities Act of 1934, as amended (the “Proxy Statement”). Based on the review and discussions with management, the Compensation Committee recommended to the Company’s board of directors that the CD&A be included in the Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION COMMITTEE

James J. Dolan, Chairperson
John B. Yasinsky
James E. Minnick
Kim A. Ruth
Helen Hanna Casey

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal years ended December 31, 2018, 2017 and 2016. All cash compensation for each of our named executive officers was paid by TriState Capital Bank, where each serves as an executive officer, except for Mr. Riddle whose cash compensation was paid by Chartwell Investment Partners, LLC, where he serves as an executive officer. Certain items previously reported have been reclassified to conform with the 2018 reporting presentation.

Named Executive Officer and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Component Incentive Plan Compensation ($) (2)		Change in Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
James F. Getz	2018	$945,000	$1,260,369	$1,531,099	(5)	$127,000	$15,150	$3,878,618
Chairman, President and CEO	2017	$945,000	$1,080,508	$1,536,604		$513,000	$15,000	$4,090,112
	2016	$945,000	$1,195,432	$798,632		$919,000	$14,850	$3,872,914

Brian S. Fetterolf (6)	2018	$495,833	$479,000	$507,781	(7)	$—	$15,150	$1,497,764
President and CEO, TriState Capital Bank	2017	$397,917	$434,000	$631,566		$—	$15,000	$1,478,483

David J. Demas (8)	2018	$450,000	$—	$439,569	(9)	$—	$15,150	$904,719
CFO

Timothy J. Riddle (10)	2018	$400,000	$50,000	$235,246	(11)	$—	$8,250	$693,496
CEO, Chartwell Investment Partners

(1)
The amounts in this column represent the aggregate grant date fair value of restricted stock granted to our named executive officers during fiscal year 2018, calculated in accordance with applicable accounting guidance without regard to forfeitures. For additional information on our accounting for such awards, please refer to Note 16 “Stock-Based Compensation Programs” in our Annual Report on Form 10-K. The restricted stock grant made to Mr. Getz in 2018 reflect equity awards that were granted pursuant to the terms of his STI Plan as a result of (a) our successful achievement of certain performance metrics during 2017 and (b) the prior requisite deferral of a portion of the cash incentive component awarded in fiscal year 2017 into restricted stock subsequently granted in 2018 following our Compensation Committee’s certification that the applicable 2017 performance metrics were met. The restricted stock grant made to Mr. Fetterolf in 2018 reflects equity awards that were granted at the discretion of the Compensation Committee. The restricted stock grant made to Mr. Riddle in 2018 reflects equity awards that were granted pursuant to the terms of his STI Plan and the Chartwell Agreement as a result of the prior requisite deferral of a portion of the cash incentive component awarded in fiscal year 2017 into restricted stock subsequently granted in 2018 following our Compensation Committee’s certification that the applicable 2017 performance metrics were met. The amounts in this column do not include any restricted stock granted in 2018 as a result of each named executive officer’s affirmative election to forgo an additional portion of the non-equity component incentive plan compensation to which they were entitled under their 2017 STI Plan, in favor of deferred equity awards. Please see the “Non-Equity Incentive Component Compensation Plan” column and accompanying footnotes for further detail regarding the values forgone in 2018 in favor of deferred restricted stock.

(2)
The amounts in this column reflect non-equity component incentive plan compensation earned in 2018 that was either (a) paid in cash in 2019 following certification of the applicable annual performance metrics results or (b) foregone by the affirmative election of the applicable named executive officer in favor of deferral into equity (over and above any deferrals already required pursuant to the terms of the applicable STI Plan or, for Mr. Riddle, the STI Plan and the Chartwell Agreement), where such value foregone was subsequently awarded in 2019 to the named executive officer as restricted stock upon confirmation that our 2018 annual performance metrics were met.

(3)
Amounts in this column reflect the actuarial present value of Mr. Getz’s accumulated benefit under the SERP, between the end of fiscal year 2017 and the end of fiscal 2018. For purposes of calculating the change in benefit value from year to year, the discount rates used to determine the present value of the benefit were 3.59% as of December 31, 2017 and 3.70% as of December 31, 2018. For additional information, see the “Nonqualified Deferred Compensation” below and for further discussion of the assumptions and valuation methodology used in the applicable calculations, please refer to Note 14 “Employee Benefits Plans” in our Annual Report on Form 10-K.

(4)
Amounts in this column reflect (a) employer 401(k) contributions of $8,250 made to each of our named executive officers in fiscal year 2018 and (b) a car allowance amount of $6,900 paid to each of our named executive officers (except Mr. Riddle) in fiscal year 2018.

(5)
Amount reflects that portion of Mr. Getz’s STI Plan compensation that he earned in 2018, including (a) non-equity incentive cash compensation ($100,000) and (b) the amount of Mr. Getz’s cash incentive compensation that he elected to defer into equity at his discretion, in excess of the deferral terms of his STI Plan ($1,431,099).

(6)	Mr. Fetterolf became a named executive officer in July 2017.

(7)
Amount reflects that portion of Mr. Fetterolf’s STI Plan compensation that he earned in 2018, including (a) non-equity incentive cash compensation ($378,752) and (b) the amount of Mr. Fetterolf’s cash incentive compensation that he elected to defer into equity at his discretion, in excess of the deferral terms of his STI Plan ($129,029).

(8)	Mr. Demas became a named executive officer in January 2018.

(9)	Amount reflects that portion of Mr. Demas’s STI Plan compensation that he earned in 2018, including non-equity incentive cash compensation.

(10)	Mr. Riddle became a named executive officer in February 2019, but we are providing 2018 executive compensation disclosure in this proxy statement on a voluntary basis.

(11)
Amount reflects that portion of Mr. Riddle’s STI Plan compensation that he earned in 2018, including (a) non-equity component incentive plan compensation ($112,296) and (b) a cash payment earned by Mr. Riddle in accordance with the incentive payment terms set forth in the Chartwell Agreement with respect to Chartwell employees ($27,965 in restricted cash, scheduled to vest in full on the third anniversary of the date awarded, or February 15, 2022) and (c) the amount of Mr. Riddle’s cash incentive compensation that he elected to defer into equity at his discretion, in excess of the deferral terms of his STI Plan ($94,985). For more information regarding the incentive compensation terms provided to Mr. Riddle pursuant to the Chartwell Agreement, please see the section above entitled “Compensation Discussion and Analysis -- Short-Term Incentive Compensation.”

Our Compensation Committee periodically evaluates the compensation and benefit programs for our named executive officers and makes adjustments intended to achieve our compensation objectives, which include attracting and retaining qualified personnel, managing our compensation expense and related risks, and providing a strong link between performance and pay.

Grants of Plan-Based Awards Table

The following table sets forth information with respect to plan-based awards made to our named executive officers in fiscal year 2018.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James F. Getz	1/16/2018	$562,275	$815,299	$1,445,850
	1/16/2018 (4)							52,625	$1,260,369

Brian S. Fetterolf	1/16/2018	$178,500	$431,375	$606,050
	1/16/2018 (5)							20,000	$479,000

David J. Demas	1/16/2018	$214,200	$388,238	$597,848

Timothy J. Riddle	1/16/2018	$147,000	$355,250	$499,100
	2/2/2018 (6)							2,045	$50,000

(1)
Reflects the estimated threshold, target and maximum cash payouts for 2018 performance under the STI Plans for each named executive officer, assuming each named executive officer elected not to forgo and defer into equity any additional portion of their cash incentive earned in 2018 (other than the 15% deferral already required under the terms of the applicable STI Plan, or, with respect to Mr. Riddle, 12.5% deferral required under the terms of his STI Plan). With respect to Mr. Riddle, the estimated threshold, target and maximum cash payouts for 2018 include the amount of incentive compensation that is deferred in the form of restricted cash in accordance with the terms of his STI Plan.

(2)
There are no estimated future payouts associated with awards granted to our named executive officers in 2018 pursuant to the Omnibus Incentive Plan. All such grants made to named executive officers in 2018 were the result of either (a) the certification of performance metrics already achieved in the prior year (and thus no future estimation is warranted) or (b) discretionary equity awards granted without performance conditions.

(3)
Amounts in this column reflect all restricted shares granted in 2018 to the applicable named executive officer other than those shares attributable to amounts in excess of that required under the applicable STI Plan (that is, any non-equity incentive plan amounts earned in 2017 but voluntarily deferred into 2018 equity beyond the requisite plan deferral).

(4)
Reflects restricted shares granted in 2018 (pursuant to our Omnibus Incentive Plan in accordance with the terms of the applicable 2017 STI Plan) as a result of (a) equity earned in accordance with the terms of Mr. Getz’s 2017 STI Plan ($1,095,976) and (b) the 15% requisite deferral of the amount of cash-based compensation earned pursuant to his 2017 STI Plan ($164,393). Such grants are scheduled to vest in full on the third anniversary of the grant date, subject to Mr. Getz’s continued employment through such date.

(5)
Reflects a discretionary grant of restricted shares awarded to Mr. Fetterolf by the Compensation Committee, subject to the terms of our Omnibus Incentive Plan. This award vests 50% on the date that is two and one-half years following the grant date and 50% on the fifth anniversary of the grant date, subject to Mr. Fetterolf’s continued employment through the applicable vesting dates.

(6)
Reflects restricted shares granted to Mr. Riddle (pursuant to our Omnibus Incentive Plan, subject to the governing terms of our STI Plan and the Chartwell Agreement) as a result of the required 12.5% deferral into equity pursuant to Mr. Riddle’s 2017 performance. Such grant is scheduled to vest in full on the third anniversary of the grant date, subject to Mr. Riddle’s continued employment through such date.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2018. All of the awards shown in the table below were granted under either the TriState Capital Holdings, Inc., 2006 Stock Option Plan, as amended (the “2006 Stock Option Plan”) or the TriState Capital Holdings, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

		Stock Option Awards (1)				Restricted Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares that Have Not Vested ($) (3)
James F. Getz	1/2/2014 (4)	—	28,366	$11.66	1/2/2024
	1/16/2015 (4)	—	32,081	$10.31	1/15/2025
	1/14/2016 (5)					105,387	$2,050,831
	1/12/2017 (5)					49,793	$968,972
	1/16/2018 (5)					87,151	$1,695,958

Brian S. Fetterolf	7/27/2009 (4)	7,500	—	$12.00	7/27/2019
	1/1/2011 (4)	5,000	—	$8.00	1/1/2021
	12/31/2011 (4)	5,000	—	$9.32	12/31/2021
	12/31/2012 (4)	5,000	—	$10.25	12/31/2022
	1/2/2014 (4)	5,000	5,000	$11.66	1/2/2024
	1/14/2016 (5)					51,634	$1,004,798
	1/12/2017 (5)					23,456	$456,454
	1/16/2018 (5)					18,459	$359,212
	1/16/2018 (6)					20,000	$389,200

David J. Demas	8/21/2017 (5)					30,000	$583,800
	1/16/2018 (7)					1,859	$36,176

Timothy J. Riddle	5/21/2014 (8)	—	10,000	$13.03	5/21/2024
	1/16/2015 (9)							100,000	$1,946,000
	2/2/2016 (5)					4,184	$81,421
	2/3/2017 (5)					2,217	$43,143
	2/2/2018 (5)					2,045	$39,796

(1)
Represents options to purchase shares of our common stock, whereby 50% of such stock option award vests on the date that is two and one-half years following the grant date, and the remaining 50% of such stock option award vests on the fifth anniversary of the grant date. All of the stock option awards shown in the table above were granted with a per share exercise price equal to the fair market value of our common stock on the grant date. For information regarding valuation of our stock options, please refer to Note 16 “Stock-Based Compensation Programs” in our Annual Report on Form 10-K.

(2)
Represents all restricted stock awards granted to our named executive officers that remain outstanding as of December 31, 2018. All 2018 grants (except where otherwise presented in the footnotes to this table) were awarded as a result of the achievement of specified performance metrics during the applicable prior fiscal year in accordance with the terms of our STI Plan (and for grants made to Mr. Riddle, also as a result of the applicable incentive compensation terms set forth in the Chartwell Agreement). For further information regarding such grants made to our named executive officers in 2019 in connection with 2018 performance metrics, please see the section above captioned “Compensation Discussion and Analysis -- Long-Term Incentive Compensation.”

(3)	Represents the fair market value of shares that have not vested as of December 31, 2018. The closing market price per share of our common stock on December 31, 2018 was $19.46.

(4)	Reflects grants of stock options that vest as to 50% on the date that is two and one-half years following the grant date and the remaining 50% on the fifth anniversary of the grant date.

(5)	Reflects grants of restricted stock that vest as to 100% of the shares on the third anniversary of the grant date.

(6)
Reflects a discretionary grant of restricted stock awarded to Mr. Fetterolf which vests as to 50% of the shares on the date that is two and one-half years following the grant date and the remaining 50% of the shares on the fifth anniversary of the grant date.

(7)
Because Mr. Demas was hired during the course of 2017, there was no STI Plan in place for his 2017 performance. As a result, the terms of Mr. Demas’s 2017 offer letter entitled him to a cash incentive award. Mr. Demas elected to forgo a portion of the cash incentive award and defer into restricted equity that vest as to 100% of the shares on the third anniversary of the grant date.

(8)	Reflects a grant of stock options to Mr. Riddle as to 100% of the options on the fifth anniversary of the grant date.

(9)
Reflects a grant of restricted stock to Mr. Riddle which vests only upon (a) the complete achievement of all specified performance metrics (assets under management, EBITDA and Investment Performance Peer Ratings) and (b) Mr. Riddle’s continued employment through December 31, 2019.

Option Exercises and Stock Vested Table

The following table sets forth information with respect to the exercise of stock options by our named executive officers during fiscal 2018, the vesting of restricted stock awards held by our named executive officers during fiscal 2018 and the cancellation of stock options by the Company held by our named executive officers during fiscal 2018.

Named Executive Officer	Stock Option Awards		Restricted Stock Awards		Canceled Stock Options
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Canceled (#)	Value Realized on Cancellation ($)
James F. Getz	15,000	$192,750	9,624	$230,495	65,446	$945,166	(1)

Brian S. Fetterolf	—	$—	10,000	$239,500	—	$—

(1)
On December 3, 2018, we agreed to cancel 65,446 of Mr. Getz’s vested stock options based on the closing price of a share of our common stock on such date, less the applicable option exercise price. Mr. Getz received $945,166 as consideration for the cancellation.

Nonqualified Deferred Compensation Table

The following table sets forth the nonqualified deferred compensation arrangements provided to our named executive officers, as applicable, as of December 31, 2018.

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
James F. Getz	$—	$—	$127,000	$—	$3,644,000

On February 28, 2013, prior to the Company becoming publicly listed, we entered into the TriState Capital Bank Supplemental Executive Retirement Agreement (the “SERP”) with Mr. Getz, pursuant to which he is entitled to receive monthly payments of $25,000 for 180 consecutive months to commence on Mr. Getz’s retirement, subject to forfeiture to the extent Mr. Getz is terminated for cause (as such term is defined in the SERP) or Mr. Getz breaches any of the specified non-competition or non-solicitation restrictive covenants during the 24 month period following retirement. The SERP was fully reserved for by January 31, 2018.

401(k) Retirement Plan

We maintain the TSC Bank 401k Profit Sharing, a defined contribution 401(k) retirement savings and profit sharing plan for our employees (the “401(k) Plan”). Our 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) Plan and income earned on those contributions are not taxable to participants until withdrawn or distributed from the 401(k) Plan. Our 401(k) Plan provides that each participant may contribute up to 84% of his or her annual pre-tax compensation, up to a statutory limit of $18,500 for 2018. Participants who are at least 50 years old are also entitled to make “catch-up” contributions, which may be made up to an additional $6,000 above the statutory limit in 2018.

Beginning in 2011, we automatically contributed three percent of our employee’s semi-monthly base salary to the employee’s individual 401(k) account on a per pay basis, subject to applicable IRS limitations. Full-time employees and certain part-time employees are eligible to participate beginning the first day of the first month following their first day of employment or having attained age 21, whichever is later. Substantially all of our employees received an automatic contribution of three percent of their base salary in 2018. Under our 401(k) Plan, each employee is fully vested in his or her deferred salary contributions. Employer contributions vest 20% each year over the five years beginning on the second anniversary of the employee’s hire date, in accordance with our 401(k) Plan document. Employee and employer contributions are held and invested by the plan’s trustee.

Employment Agreements and Severance and Change of Control Benefits

Employment and Severance Arrangements

We have not entered into formal employment agreements with any of our named executive officers. In connection with his hire in 2017, however, we provided Mr. Demas an offer letter outlining his basic compensation terms and providing for the grant of 30,000 shares of restricted stock. In addition, pursuant to the terms set forth in the Asset Purchase Agreement with Chartwell, we agreed to certain compensation arrangements for Chartwell employees, including Chartwell’s Chief Executive Officer, Mr. Riddle. As a result, we entered into a Restrictive Agreement with Mr. Riddle on December 27, 2013 (the “Riddle Agreement”), whereby Mr. Riddle agreed to certain confidentiality and one year non-solicitation covenants prohibiting solicitation of customers and/or employees in exchange for (a) a grant (pursuant to our Omnibus Incentive Plan) of options to purchase 10,000 shares of our common stock and (b) the right to receive severance equal to one year of Mr. Riddle’s base salary upon a termination without Cause or his resignation for Good Reason (as such terms are defined in the Riddle Agreement). Any such severance is only payable to Mr. Riddle if we affirmatively elect to impose the one year non-solicitation covenant.

Other than the potential severance opportunity that may be provided to Mr. Riddle in our discretion, none of our named executive officers are entitled to severance payments. We do not maintain a formal company-wide severance policy; however, the Compensation Committee reserves the right, depending upon the circumstances of an executive’s termination of employment, to pay the departing executive severance in exchange for a release of claims in our favor.

Equity Plans and Award Agreements

As described above in the Compensation Discussion and Analysis, certain of our named executive officers hold stock option awards granted pursuant to the 2006 Stock Option Plan and stock option awards and restricted stock awards granted pursuant to our Omnibus Incentive Plan (which replaced the 2006 Stock Option Plan). For additional information regarding the terms of our Omnibus Incentive Plan, please see the section below entitled “Equity Compensation Plans”.

Except where otherwise specified in footnotes to the Outstanding Equity Awards at Fiscal Year End table, our stock option agreements generally provide for vesting of 50% on the 2.5 year anniversary of the date of grant and 50% on the fifth anniversary of the date of grant; and our restricted stock award agreements generally vest in full on the third anniversary of the date of grant.

Pursuant to the terms of the Riddle Agreement, we granted Mr. Riddle stock options that vest in full on the fifth anniversary of the date of grant, and we subsequently granted shares of restricted stock that vest due to a combination of performance and service-based conditions. Specifically, such restricted shares vest only to the extent (a) three specific performance metrics are all achieved on or prior to December 31, 2019 (including (i) targeted assets under management, (ii) targeted annual EBITDA, and (iii) at least half the investment strategies exceed the three and five-year product benchmarks) and (b) Mr. Riddle remains in active employment through December 31, 2019.

Potential Payments Upon Termination or Change in Control

The following discussion highlights the potential amounts payable to each of our named executive officers if a termination event or a change of control event were to occur on the last day of our most recently completed fiscal year, December 31, 2018. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would therefore vary from those estimated below. Currently we utilize our STI Plan to provide short term and long term incentives, types of payment, and compensation structures. For example, our STI Plan provides for payment types consisting of both time-vested restricted stock, as well as cash, for the applicable executives only upon achieving specified key performance goals.

Non-Equity Incentive Compensation

Each of our named executive officers is provided the annual opportunity to earn short-term incentive compensation pursuant to our Short-Term Incentive Plan (the “STI Plan”). As highlighted above under “Compensation Discussion and Analysis - Short-Term Incentive Compensation”, such incentive programs provide for an annual cash component and a deferred equity component, whereby the executive’s STI Plan requires a specified portion of the cash component to be taken as deferred equity and wherein the executive also has the opportunity to elect to defer additional amounts into restricted equity. Whereas the equity award agreements (as noted below) explicitly distinguish between the treatment of certain termination triggering events, neither our STI Plan nor any other governing document provides for acceleration of the non-equity cash component under any circumstances. Nonetheless, our Compensation Committee has the discretion to elect to accelerate the cash component of the awards as it deems appropriate.

Equity Acceleration

Our named executive officers hold restricted stock granted pursuant to either (a) the terms of the applicable STI Plan (as discussed above) and/or (b) our Compensation Committee’s decision to grant restricted stock outside of the applicable STI Plan. Neither our 2006 Stock Option Plan nor our current Omnibus Incentive Plan provide for accelerated vesting solely upon termination of a participant’s employment or in connection with a change of control of our Company. Our Omnibus Incentive Plan does, however, permit our Compensation Committee to establish acceleration terms within individual equity award agreements and, at its sole discretion, to determine payments to be made to any impacted participants at the time of certain triggering events. Our Compensation Committee has exercised its discretion in the past to provide for accelerated vesting within the terms of individual award agreements and to adopt the Post-Retirement Vesting of Stock Options Policy to ensure awards are given comparable treatment upon retirement so long as the executive continues to provide consultation for a three-year period following retirement.

As of December 31, 2018, Messrs. Getz and Riddle held unvested options pursuant to our Omnibus Incentive Plan to purchase 32,081 and 10,000 shares of our common stock, respectively and Messrs. Getz and Fetterolf held unvested options pursuant to our 2006 Stock Option Plan to purchase 28,366 and 5,000 shares of our common stock, respectively (the latter of which subsequently vested following year-end). In addition, as of December 31, 2018, Messrs. Getz, Fetterolf, Demas, and Riddle held unvested restricted stock grants awarded as a deferred portion of the respective prior year’s incentive award worth $4,715,761, $458,264, $36,176 and $164,360, respectively (including required deferral and elected deferred equity). Finally, each of Messrs. Fetterolf and Demas held unvested discretionary restricted stock awards worth $1,751,400 and $583,800, respectively, and Mr. Riddle held unvested restricted stock awards pursuant to an individual performance-based grant worth $1,946,000. For specific details on each of our named executive officer’s outstanding stock options and restricted stock grants, please see the Outstanding Equity Awards Table for 2018 Fiscal Year-End above.

Death/Disability

If an executive’s employment terminates due to his death or the determination of his permanent disability (as defined in our Omnibus Incentive Plan), all outstanding stock option and restricted stock awards granted pursuant to either plan will become immediately vested as of such termination date. As a result, our named executive officers would be entitled to the accelerated value of their respective unvested equity awards upon a termination due to death or due to a disability determination. Thus, the potential aggregate accelerated value of unvested equity for each of Messrs. Getz, Fetterolf, Demas and Riddle as of December 31, 2018 is equal to $5,230,557, $2,248,664, $619,976 and $2,174,660, respectively.

Retirement

Mr. Getz is the only named executive officer that is retirement eligible (defined as age 65, so long as the executive has been employed for at least 2 years) as of December 31, 2018. All of Mr. Getz’s awards provide for continued vesting upon retirement, either as outlined in the Agreement or as subject to the supplemental terms set forth in the Post-Retirement Vesting of Stock Options Policy, and thus he would be entitled to receive an aggregate value of $5,230,557 (comprised of the full accelerated value of his unvested stock option and restricted stock awards that were outstanding on December 31, 2018).

Termination without Cause or Good Reason

If any of our named executive officers (other than Mr. Riddle) were to be terminated without Cause or if they resigned for Good Reason, (a) any unvested restricted shares granted as a deferred portion of the prior year’s STI Plan incentive (including any elective deferral) would immediately fully vest upon such a termination event and (b) any unvested restricted shares granted pursuant to an award which only provides for acceleration upon a termination within twelve months following a change of control would generally be forfeited (including Mr. Fetterolf’s January 14, 2016 discretionary grant of 50,000 restricted shares and Mr. Riddle’s January 16, 2015 performance-based grant of 100,000 restricted shares). Our Compensation Committee has the discretion, however, to accelerate the full amount of restricted shares if it deems appropriate. None of the outstanding stock options granted to our named executive officers accelerate upon a termination of employment that is not in connection with a change of control. Thus, upon a termination without Cause or a resignation for Good Reason on December 31, 2018, each of Messrs. Getz, Fetterolf, Demas and Riddle are entitled to the accelerated value of their applicable unvested restricted stock awards, equal to $4,715,761, $1,236,664, $619,976 and $164,360, respectively.

Change of Control

If we experience a change of control (as defined in our Omnibus Incentive Plan) there are only certain situations where accelerated vesting is triggered. If we experience a change of control where outstanding equity awards will be canceled in exchange for cash, then any outstanding unvested stock options or restricted shares granted to our named executive officers in 2015 or any year thereafter will accelerate and vest in full upon such event. Because restricted stock granted pursuant to an STI Plan is only granted if we achieve our annual performance goals, we also provide accelerated vesting upon certain involuntary terminations resulting from or which could result in connection with a change of control (so long as the termination occurs within twelve months following a change of control) as a matter of fairness so as to not take away compensation that was previously earned and into which the executives would have vested if not for circumstances outside of their control. Any outstanding stock options that remain unvested pursuant to awards granted prior to 2015 will be forfeited upon a change of control event, though any vested portion will remain exercisable thereafter.

Thus, upon the occurrence of a change of control event on December 31, 2018 where outstanding equity awards will be canceled in exchange for cash (regardless of the executive’s employment status), each of Messrs. Getz and Riddle would be entitled to the value of their unvested stock options that are subject to acceleration by their terms, or $293,541 for Mr. Getz’s January 16, 2015 grant and $64,300 for Mr. Riddle’s May 24, 2014 grant (such value reflecting the incremental gain attributable to their respective accelerated stock options calculated based on the spread between the per-share closing price of our stock on December 31, 2018 and the applicable exercise price for each award. All other stock options that remain unvested as of December 31, 2018 do not accelerate immediately by their terms solely upon a change of control event where outstanding equity awards are not canceled in exchange for cash (though they will subsequently accelerate if the executive were terminated without Cause or resigned for Good Reason within the twelve month period following the change of control event). For specific details regarding the stock option grants that remain outstanding for each of Messrs. Getz, Fetterolf and Riddle, please see the Outstanding Equity Awards Table for 2018 Fiscal Year-End above.

In addition, upon the occurrence of a change of control event where outstanding equity awards will be canceled in exchange for cash on December 31, 2018, each of Messrs. Getz, Fetterolf, Demas and Riddle are each entitled to the accelerated value of their unvested restricted stock, or $4,715,761, $2,209,664, $619,976 and $2,110,360, respectively. Such accelerated values reflect the value of all outstanding unvested restricted stock, calculated based on the per-share closing price of our common stock on December 31, 2018. For specific details regarding the restricted stock grants that remain outstanding for each of our named executive officers, please see the Outstanding Equity Awards Table for 2018 Fiscal Year-End above.

For all instances of termination or change of control described above, in no event would any named executive officer receive the benefits described above if (i) he discloses our confidential information or (ii) he engages in solicitation of our customers and/or employees during the twelve month period following his termination, each as prohibited by the terms of the applicable award agreement.

Supplemental Executive Retirement Plan Distributions

As discussed above under “Compensation Discussion and Analysis - Non-Qualified Deferred Compensation,” we continue to maintain a fully reserved SERP (as established for the benefit of Mr. Getz before we became a public company) which provides for monthly distributions to Mr. Getz upon retirement of $25,000 for 180 consecutive months. Mr. Getz is entitled to full distribution of benefits under the SERP upon a termination of his employment without Cause or his resignation for Good Reason (as each is defined in the SERP), as well as upon Mr. Getz’s retirement or a termination due to his disability. No benefits are payable under the SERP upon the occurrence of a change of control. To the extent Mr. Getz’s employment terminates due to his death, his estate is entitled to a lump-sum payment equal to the present value of the full benefit provided as of the date of death.

Thus, assuming Mr. Getz’s employment terminated on December 31, 2018 for any reason other than his death, he is entitled to the full distribution of benefits payable over 180 months thereafter, or $4,500,000. If Mr. Getz’s employment terminated on December 31, 2018 as a result of his death, his estate is entitled to a lump-sum payout of $3,644,000 (calculated based on the actuarial present value of the total benefit under the SERP using a discount rate of 3.70% as of December 31, 2018). Nonetheless, Mr. Getz would forfeit the benefits described above if he engages in competitive activity or solicitation of our customers and/or employees during the twenty-four month period following his termination, each as is prohibited by the terms of the SERP.

Severance

We do not maintain a formal severance program nor have we entered into any employment agreements with our named executive officers which guarantee severance payments upon a termination of employment. The Riddle Agreement does, however, provide for the opportunity for Mr. Riddle to receive severance payments equal to one-year of his base salary, but only to the extent we affirmatively elect to enforce a one year non-solicitation restrictive covenant (either with respect to customers or employees).

EQUITY COMPENSATION PLANS

The following table provides information related to equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	694,147	$10.60	1,090,048
Equity compensation plans not approved by shareholders	—	—	—
Total	694,147	$10.60	1,090,048

(1)	Excludes 1,353,012 shares of restricted stock awards that were issued and unvested as of December 31, 2018.

CEO PAY RATIO

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the annual total compensation of the principal executive officer (“PEO”) to the annual total compensation of its median employee, other than the principal executive officer.  The purpose of the pay ratio disclosure is to provide a quantitative measure of the equitability of pay within an organization.  We believe our compensation philosophy and process yield an equitable result:

Median employee total annual compensation	$145,172
Mr. Getz’s (“PEO”) total annual compensation	$3,878,618
Ratio of PEO to Median Employee Compensation	27:1

In determining the median employee, a list of all employees as of December 31, 2018 was prepared. As of December 31, 2018, the Company employed 257 persons (189 in our banking business and 68 in our investment management business). Wages and salaries were then annualized for any full-time and part-time employees that were not employed for the full calendar year.  All other cash compensation received by our employees in 2018 (including 401(k) Plan employer contributions and any applicable cash perquisites) was added to the annualized wages and salaries to determine total cash compensation for purposes of this analysis. In order to determine the median employee, we then reviewed the employee list based upon a ranking of the total cash compensation of all employees other than our PEO.  Upon identifying our median employee, we then calculated the median employee’s total annual compensation figure by aggregating the value of all wages, cash incentives, equity incentives, 401(k) Plan employer contributions and any applicable perquisites earned or paid in 2018 in the same manner as we calculated the total annual compensation of our CEO for purposes of the Summary Compensation Table above.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that our shareholders have the opportunity to recommend how frequently we should provide an advisory vote on our executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, shareholders may indicate whether they would prefer that the advisory vote on our executive compensation occur every one, two or three years.

Since we were an “emerging growth company” until December 31, 2018, and therefore not previously subject to the requirement to hold a shareholder vote on executive compensation or a shareholder vote on the frequency thereof, the advisory shareholder vote on executive compensation included in this proxy statement is the first such vote we have held. Most public companies, including many of our peer companies, hold annual advisory votes on executive compensation. We believe that an annual vote gives shareholders the opportunity to react promptly to emerging trends in compensation and provide feedback before those trends become pronounced over time, while also giving the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing shareholder feedback. Accordingly, the Board recommends that you vote in favor of holding future advisory votes on executive compensation on an annual basis.

You will have the opportunity to vote in favor of conducting future advisory votes on executive compensation every one, two or three years, or you may abstain from voting on the proposal. We will consider the option that receives the greatest number of votes as the preference of shareholders with respect to future advisory votes on executive compensation.

The Board will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, because this vote is advisory and not binding on us or the Board, the Board may decide that it is in our best interests and the best interests of our shareholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the highest number of votes from shareholders.

The Board of Directors unanimously recommends a vote in favor of holding future advisory votes on executive compensation on an annual basis.

PROPOSAL 4
RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2019. The Board concurs with the appointment of KPMG and, as a matter of good corporate governance, requests that our shareholders ratify the appointment of KPMG even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will consider such vote a recommendation to consider the appointment of another public accounting firm for the year ending December 31, 2020.

KPMG has served as our independent registered public accounting firm since 2007. We expect that a representative of KPMG will attend the Annual Meeting. This representative will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

To be ratified, the appointment of KPMG as our independent registered public accounting firm must receive a majority of the votes cast on the proposal. Abstentions are treated as present for quorum purposes only and will have no effect on the outcome of the proposal. Banks, brokers and other nominees will have discretionary authority to vote uninstructed shares on this proposal.

The Board of Directors recommends a vote “FOR” the ratification of KPMG as our independent registered public accounting firm for the year ending December 31, 2019.

Principal Accountant Fees and Services

Fees for professional services provided by KPMG in each of the last two fiscal years, in each of the following categories, were:

	2018	2017
Audit fees	$672,500	$580,500
Audit related fees	111,100	72,000
Tax fees	—	—
All other fees	—	—
Total	$783,600	$652,500

Fees for audit services include fees associated with the audit of our annual consolidated financial statements included in the our Annual Report on Form 10-K, the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, accounting consultation, management’s assertions regarding effectiveness of internal control over financial reporting, and the audit of our broker/dealer subsidiary. Audit related fees are one-time costs associated with acquisitions, new accounting pronouncements and other non-recurring SEC filings.

During the fiscal year ended December 31, 2018, none of the total hours expended on our financial audit by KPMG were provided by persons other than KPMG’s full-time permanent employees.

The Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the audit firm’s independence. The Audit Committee has adopted a policy and established related procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of TriState Capital contained in its Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee has discussed with TriState Capital’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee received the written disclosures and the letter from TriState Capital’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered certified public accountant communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence from TriState Capital and its management.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in TriState Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Anthony J. Buzzelli, Chairperson
David L. Bonvenuto
E.H. (Gene) Dewhurst
Richard B. Seidel

BENEFICIAL OWNERSHIP

The following table provides information regarding the beneficial ownership of our voting stock as of February 28, 2019, for:

•	each person known to us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors and named executive officers; and

•	all directors and named executive officers, as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, based and in reliance on information filed with the SEC, in our files or furnished to us, including for any non-insider, filings made under Section 13 of the Exchange Act. Except as indicated by the footnotes below, we believe, based on that information, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. The share ownership figures of directors and named executive officers in the table may include unvested shares of Restricted Stock granted under our Omnibus Incentive Plan that are subject to forfeiture and transfer restrictions until they vest. Unless otherwise noted, the address for each shareholder listed on the table below is: c/o TriState Capital Holdings, Inc., One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219.

The table below calculates the percentage of beneficial ownership of our common stock based on 29,419,807 shares of common stock outstanding as of February 28, 2019, except as follows. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or other convertible or exercisable securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of February 28, 2019; however, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of Common Stock
Name of Beneficial Owner	Number Excluding Options	Options(1)	Percent Excluding Options	Percent(2)
Greater than 5% Shareholders
BlackRock, Inc. (3)	3,855,023	—	13.1%	13.1%
Entities affiliated with Lovell Minnick (4)	2,678,049	—	9.1%	9.1%
Directors and Executive Officers
David L. Bonvenuto (5)	13,921	—	*	*
Anthony J. Buzzelli	25,000	2,000	*	*
Helen Hanna Casey (6)	76,055	30,000	*	*
David J. Demas (7)	55,662	—	*	*
E.H. (Gene) Dewhurst	22,000	30,000	*	*
James J. Dolan (8)	54,457	6,000	*	*
Brian S. Fetterolf (9)	229,874	32,500	*	*
James F. Getz (10)	1,345,945	28,366	4.6%	4.7%
James E. Minnick (11)	2,693,049	12,000	9.2%	9.2%
Timothy J. Riddle (12)	237,507	—	*	*
Kim A. Ruth (13)	14,000	—	*	*
A. William Schenck III (14)	109,225	—	*	*
Richard B. Seidel (15)	46,405	30,000	*	*
Mark L. Sullivan (16)	174,553	—	*	*
John B. Yasinsky (17)	42,500	18,000	*	*
All directors and executive officers as a group (15 persons)	5,140,153	188,866	17.5%	18.0%

*	Represents less than 1%.

(1)	Represents shares subject to options granted under the 2006 Stock Option Plan or the Omnibus Incentive Plan that are currently exercisable or exercisable within 60 days of February 28, 2019.

(2)
Percentage calculated based on number of shares outstanding as of February 28, 2019, plus the shares subject to options currently exercisable or exercisable within 60 days of February 28, 2019, for the named person or group but for no other person or group.

(3)
Based upon Schedule 13G/A filed with the SEC on January 31, 2019, as of December 31, 2018, BlackRock, Inc. has sole voting power with respect to 3,494,603 and power to dispose or to direct the disposition of 3,855,023 shares of our common stock. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
Represents 1,852,158 shares that are held of record by LM III TriState Holdings LLC and 825,891 shares that are held of record by LM III-A TriState Holdings LLC. Lovell Minnick Partners LLC is the managing member of Fund III UGP LLC, which is, in turn, the general partner of Lovell Minnick Equity Advisors III LP, which is, in turn, the general partner of each of Lovell Minnick Equity Partners III LP and Lovell Minnick Equity Partners III-A LP. Lovell Minnick Equity Partners III LP is the managing member of LM III TriState Holdings LLC and Lovell Minnick Equity Partners III-A LP is the managing member of LM III-A TriState Holdings LLC. As an officer of Lovell Minnick Partners LLC, Mr. Minnick may be deemed to share beneficial ownership of the shares of our common stock held by the Lovell Minnick funds. Mr. Minnick disclaims beneficial ownership of such shares. Lovell Minnick Partners LLC has voting and dispositive power over these shares. The business address for each of LM III TriState Holdings LLC and LM III-A TriState Holdings LLC is 150 N. Radnor Chester Road, Suite A200, Radnor, Pennsylvania 19087.

(5)
In addition to common stock owned, Mr. Bonvenuto owns 1,000 depositary shares representing a 1/40th interest in our 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, no par value.

(6)	Includes 25,000 shares held by Ms. Casey jointly of record with her spouse, Stephen Casey.

(7)
Includes 7,000 shares held in an IRA account in the name of his spouse, Shannon L. Hungerford; 2,500 shares held jointly of record with his spouse; and 200 shares held in an IRA account in Mr. Demas’s name. In addition to common stock owned, Mr. Demas owns 2,000 depositary shares representing a 1/40th interest in our 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, no par value.

(8)
Includes 33,632 shares held by Mr. Dolan jointly of record with his spouse, Patricia D. Dolan; 3,200 shares held by Mr. Dolan’s spouse individually, with respect to which Mr. Dolan disclaims beneficial ownership; and 2,500 shares held by Charles Schwab and Co, Inc., Custodian of James J. Dolan Roth Contributory IRA.

(9)
Includes 47,085 shares held by Mr. Fetterolf jointly of record with his spouse, Jennifer Fetterolf; 13,334 shares held by Trust for Donald L. Fetterolf for which Mr. Fetterolf serves as one of two trustees and is a beneficiary of the trust; and 10,750 shares held by Crosshair Ventures, L.P. for which Mr. Fetterolf is the President of and has an interest in its general partner. In addition to common stock owned, Mr. Fetterolf owns 4,000 depositary shares representing a 1/40th interest in our 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, no par value.

(10)
Includes 140,618 shares held by Stephens Inc., FBO James F. Getz Individual Retirement Account; 287,173 shares held by Getz Enterprises, L.P. of which Mr. Getz is the General Partner (all of which are pledged as collateral by Getz Enterprises, L.P.); and 549,210 shares held by Mr. Getz jointly of record with his spouse, Elinor M. Getz (357,827 of which are pledged as collateral by Mr. and Mrs. Getz).

(11)	Includes shares held of record by LM III TriState Holdings LLC and by LM III-A TriState Holdings LLC. See footnote 4 above.

(12)	Mr. Riddle became a named executive officer in February 2019.

(13)	Includes 5,000 shares held by Ms. Ruth jointly of record with her spouse, David Ruth.

(14)
Includes 100,000 shares held by the A. William Schenck III Revocable Trust for which Mr. Schenck serves as Trustee; 8,700 shares held by Mr. Schenck jointly of record with his spouse, Mikell Schenck; and 400 shares held as custodian for the benefit of Mr. Schenck’s four grandchildren.

(15)	Includes 5,000 shares held by Mr. Seidel’s spouse, Ann Seidel, with respect to which Mr. Seidel disclaims beneficial ownership.

(16)	Includes 15,000 shares held by FMT Co-Custodian for IRA Rollover FBO Mark L. Sullivan. 100,045 of the shares of common stock are pledged as security by Mr. Sullivan.

(17)	Includes 27,500 shares held by Mr. Yasinsky jointly of record with his wife, Marlene A. Yasinsky.
We have adopted a comprehensive and detailed insider trading policy that regulates trading by our insiders, including the named executive officers and directors. Among other things, our executive officers and directors are prohibited from holding our common stock in margin accounts or pledging our common stock as collateral for a loan; provided, however, that our General Counsel may on a case-by-case basis grant an exception to the prohibition against holding our securities in a margin account or pledging our common stock as collateral for a loan (not including margin debt) if the executive officer or director can clearly demonstrate the financial capacity to repay the loan without resort to the pledged common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required to furnish us with copies of all such reports they file. Based solely upon a review of the reports filed pursuant to Section 16 of the Exchange Act and written representations of our executive officers and directors, we believe that our directors, executive officers and greater than 10% beneficial owners timely filed all reports required under Section 16, except for the following instances which were related to administrative oversights: (1) On January 31, 2018, Messrs. Demas, Fetterolf and Getz filed Form 4s regarding grants of shares of our restricted common stock on January 16, 2018; (2) Mr. Sullivan reported, in a Form 4 filed on March 13, 2018, a grant of shares of our restricted common stock on January 16, 2018; (3) Mr. Dolan reported, in a Form 4 filed on October 31, 2018, the purchase of shares of our common stock on October 26, 2018; (4) Mr. Dewhurst reported, in a Form 4 filed on December 14, 2018, an exercise of options to purchase common stock on December 6, 2018; and (5) Mr. Minnick reported, in a Form 4 filed on December 27, 2018, a grant of shares of our restricted common stock on December 19, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and named executive officers described in the “Executive Compensation” section above, below is a description of each transaction since January 1, 2018, and each proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•
any of our directors, director nominees, named executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have participated in transactions with, TriState Capital Bank or us in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Such related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the record date, April 1, 2019, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

For additional information on related party transactions, please refer to Note 20 “Related Party Transactions” in the Company’s Annual Report on Form 10-K.

Other Related Party Transactions

We have obtained services from companies affiliated with certain of our directors in the normal course of business on arms-length terms. Such services included aircraft charter services from Voyager Jet Center, a company owned by Mr. James J. Dolan, for which we paid $145,000 in 2018. Mr. Dolan indirectly owns 17% of Voyager Jet Center. In 2019, we utilized Hanna Langholz Wilson Ellis as broker for office lease negotiations whereby our landlord paid a commission to Hanna Langholz Wilson Ellis in the amount of $369,000. Ms. Helen Hanna Casey is 25% owner of Hanna Langholz Wilson Ellis.

For additional information on related party transactions, please refer to Note 20 “Related Party Transactions“ in the Company’s Annual Report on Form 10-K.

Policies and Procedures Regarding Related Party Transactions

Transactions by TriState Capital or our affiliates with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by TriState Capital Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by TriState Capital Bank to its executive officers, directors, and principal shareholders). We and our wholly owned subsidiary, TriState Capital Bank, have adopted policies designed to ensure compliance with these regulatory requirements and restrictions.

In addition, the Board adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and Nasdaq concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $10,000 and a related party has or will have a direct or indirect material interest. Related parties of TriState Capital include directors (including nominees for election as directors), executive officers, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. Our Chief Risk Officer, in consultation with management and outside counsel, as appropriate, reviews potential related party transactions to determine if they are subject to the policy and, if they are, whether to approve or disapprove them, subject to review by the Nominating and Corporate Governance Committee, or to refer them to that committee without an approval or disapproval. In determining whether to approve or ratify the Chief Risk Officer’s approval of a related party transaction, the Nominating and Corporate Governance Committee considers, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Each of the related party transactions described above were approved pursuant to the Company’s policies and procedures. Our Related Party Transactions Policy is available on our investor relations website at http://investors.tristatecapitalbank.com/govdocs.

ADDITIONAL INFORMATION

Shareholder Nominees for Director

Shareholders may submit nominees for director in accordance with our Bylaws. Under our Bylaws, a shareholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such shareholder, the shareholder’s name and address, and the class and number of shares of our common stock that are beneficially owned by such shareholder. Nominations for director for the 2020 Annual Meeting of Shareholders must be delivered no later than 60 days prior to the anniversary date of the 2019 Annual Meeting or March 17, 2020. Nominations should be directed to: TriState Capital Holdings, Inc., One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219, ATTN: Secretary.

Shareholder Proposals for 2020

Shareholders interested in submitting a proposal for inclusion in the proxy materials for our 2020 Annual Meeting of Shareholders in 2020 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. Such proposal and supporting statements, if any, must be received by us at our principal executive offices, located at: TriState Capital Holdings, Inc., One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219, ATTN: Secretary, no later than the close of business on December 11, 2019. Any such proposal must comply with the requirements of Exchange Act Rule 14a-8.

Advance Notice Procedures

Under our Bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the Board or by a shareholder who has delivered timely notice to us. Shareholder proposals to be presented at the 2020 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy statement (including a director nomination) for the 2020 Annual Meeting of Shareholders must contain certain information specified in the Bylaws and be delivered no later than 60 days prior to the anniversary date of the 2019 Annual Meeting, or March 17, 2020 to the following address: TriState Capital Holdings, Inc., One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219, ATTN: Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means additional convenience for shareholders and cost savings for companies by reducing printing and postage costs.

This year, we expect that a number of brokers with account holders who are holders of shares of our common stock will be “householding” our proxy materials. A single set of printed proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by us from the affected shareholders. If you have received a notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of printed proxy materials, please notify your broker or us. Direct your written request TriState Capital Holdings, Inc., One Oxford Centre, 301 Grant Street, Suite 2700, Pittsburgh, Pennsylvania 15219, ATTN: Secretary. Shareholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Annual Report

A copy of our 2018 Annual Report on Form 10-K was distributed with these proxy materials and is also available on our website at www.tscbank.com/annualmeetingmaterials. Upon written request, we will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018.

Other Matters

Management knows of no other matters to be brought before the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

TRISTATE CAPITAL HOLDINGS, INC. - ANNUAL MEETING OF SHAREHOLDERS, MAY 16, 2019

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Via the Internet at www.cesvote.com and follow the instructions.
or

2.	Call toll free 1-888-693-8683 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY
TRISTATE CAPITAL HOLDINGS, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2019
9:00 a.m., Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The signer hereby appoints James F. Bauerle, Brian S. Fetterolf, and Karla Villatoro de Friedman, or any successors thereto, each with full powers of substitution, to act as attorney and proxy for the signer to vote all shares of the common stock (“TriState Capital Common Stock”) of TriState Capital Holdings, Inc. (“TriState Capital”), which the signer is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held on Thursday, May 16, 2019, at the offices of TriState Capital Bank, located at One Oxford Centre, 301 Grant Street, Suite 2900, Pittsburgh, Pennsylvania 15219, at 9:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.
Only the shareholders of record on April 1, 2019, are entitled to notice of, attend and to vote at the Meeting or any adjournment thereof.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR “ONE YEAR” UNDER PROPOSAL 3, AND FOR PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The Board of Directors of TriState Capital recommends that you vote “FOR” the Election of Class III Directors, “FOR” the approval of the advisory (non-binding) resolution relating to the compensation of TriState Capital’s named executive officers, “FOR” the approval of a frequency of every one year for shareholder advisory votes on executive compensation and “FOR” the ratification of KPMG LLP.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY INTERNET, TELEPHONE OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REVOCABLE PROXY
TRISTATE CAPITAL HOLDINGS, INC.
ANNUAL MEETING OF SHAREHOLDERS MAY 16, 2019

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1.	By Internet; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Mail.
To Vote by Internet:
Go to www.cesvote.com prior to 3:00 a.m., Eastern Time, on May 16, 2019. (Use Control Number at the bottom of the page)
To Vote by Telephone:
Call 1-888-693-8683 Toll-Free on a Touch-Tone Phone any time prior to 3:00 a.m., Eastern Time, on May 16, 2019. (Use Control Number at the bottom of the page)
Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.
Mark here if you plan to attend the meeting.	☐
Mark here for address change.	☐

Comments:

FOLD HERE IF YOU ARE VOTING BY MAIL
PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE
	For	With-hold	For All Except		For	Against	Abstain
1. ELECTION OF CLASS III DIRECTORS	☐	☐	☐	2. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	☐	☐	☐
Nominees:
					One Year	Two Years	Three Years	Abstain
(01) E.H. (Gene) Dewhurst - 4 Year Term
				3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	☐	☐	☐	☐
(02) A. William Schenck III - 4 Year Term

(03) John B. Yasinsky - 4 Year Term
					For	Against	Abstain
				4. RATIFICATION OF AUDITORS	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

  The signer acknowledges receipt from TriState Capital prior to execution of this proxy of the Notice of Annual Meeting and the proxy statement. The signer hereby revokes any and all proxies heretofore given with respect to the signer’s shares of TriState Capital Common Stock.

Date

Please be sure to date and sign this proxy card in the box below.

  Should the signer be present and elect to vote at the meeting or at any adjournment thereof and after notification to the Secretary of TriState Capital at the annual meeting of the shareholders’ decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Sign above	Co-holder (if any) sign above

Where shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.
Control Number